UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

RumbleOn, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION

RumbleOn, Inc.
901 W. Walnut Hill Lane
Irving, Texas 75038

[●], 2023

Dear Fellow RumbleOn Stockholders:

We are pleased to invite you to join us at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of RumbleOn, Inc. (“RumbleOn” or the “Company”) to be held on Friday, July 14, 2023 at 8:00 a.m. Central Time, at our Field Support Center in Texas at 901 W. Walnut Hill Lane, Irving, Texas 75038.

The accompanying Notice of Annual Meeting and Proxy Statement describes the specific matters to be voted upon at the Annual Meeting. We also will report on our business and provide an opportunity for you to ask questions of general interest.

Whether you own a few or many shares of RumbleOn stock and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented at the Annual Meeting. Your vote is particularly important this year because William Coulter and Mark Tkach, former members of our Board of Directors who resigned their seats in 2022, along with other entities affiliated with William Coulter and Mark Tkach (collectively, the “Coulter-Tkach Group”), have nominated candidates (including Mr. Coulter) for election to the Board of Directors and proposed certain other governance changes, including actions related to removing and replacing directors. Our Board of Directors has attempted to resolve these matters constructively, considered each of the Coulter-Tkach Group nominees, and offered multiple times to appoint and/or nominate up to three of the same candidates that Messrs. Coulter and Tkach have proposed and to implement certain other requested governance actions. Yet, despite our consistent and ongoing discussions, Messrs. Coulter and Tkach have refused to accept, in a settlement, anything less than immediate control of the Board of Directors, and, instead, have chosen to engage in a costly and distracting proxy contest that our Board of Directors does not believe serves the best interests of all stockholders. Recognizing the need to resolve the matters presented by the Coulter-Tkach Group, the Board of Directors unilaterally took action to refresh management and the Board of Directors with qualified, independent, and diverse candidates, to implement governance enhancements (which address certain changes consistent with Messrs. Coulter’s and Tkach’s governance proposals), and to invite certain Coulter-Tkach Group nominees to join the Board of Directors, including by appointing Steven Pully to immediately fill a Class I director vacancy created by the resignation of Peter Levy and recommending that RumbleOn stockholders elect two of the Coulter-Tkach Group nominees—Messrs. Coulter and Melvin Flanigan—for election to the Board of Directors as Class II directors. In making this recommendation, the Board of Directors carefully considered the best interests of all our stockholders. Using the enclosed universal GREEN proxy card, the Board of Directors recommends that you vote in accordance with our recommendations on each proposal as set forth in the accompanying Proxy Statement and as set forth on the enclosed universal GREEN proxy card. While we believe that we have addressed all of the Coulter-Tkach Group requests that the Company believes are appropriate, we will continue to seek to resolve all issues presented by the Coulter-Tkach Group in an amicable and expeditious fashion.

The Board of Directors strongly urges you to discard and NOT vote using any white proxy card sent to you by or on behalf of the Coulter-Tkach Group. If you have already submitted a white proxy card, you can revoke that proxy and vote for the Board of Directors’ nominees and on the other matters to be voted on at the Annual Meeting by signing and dating the enclosed GREEN proxy card and returning it in the enclosed postage-paid envelope or by voting via Internet by following the instructions on your GREEN proxy card or GREEN voting instruction form or notice. Only your latest validly executed proxy will count, and any proxy may be revoked at any time before its exercise at the Annual Meeting (as described in the accompanying proxy statement). Even if you would like to elect some or all of the Coulter-Tkach Group nominees or vote for any of the other Coulter-Tkach Group proposals, we strongly recommend you use the Company’s universal GREEN proxy card to do so.

On behalf of the entire Board of Directors and the Company, we want to extend our deep appreciation and gratitude to Adam Alexander and Michael Marchlik, who are not standing for re-election this year and will be retiring from our Board of Directors at the Annual Meeting. They have been trusted board members and colleagues throughout their years of service. Their wisdom and expertise have informed our strategy and have guided us on our path to leadership and value creation. We wish them both the very best.

We are pleased to strengthen the RumbleOn Board of Directors with two proposed new directors as part of an ongoing refreshment plan that underscores our commitment to upholding best-in-class corporate governance. Messrs. Coulter and Flanigan embody the important skillsets and expertise our Board of Directors is looking for as we advance RumbleOn’s strategy. They are highly respected leaders who bring extensive industry experience and a strong track record of overseeing growth and commercial success, with deep knowledge of RumbleOn’s business and operations having co-founded RideNow and previously served on our Board of Directors. We look forward to benefitting from their insights and expertise as RumbleOn continues to drive growth and value for stockholders.

Your vote is extremely important no matter how many shares you own. Whether or not you expect to attend the Annual Meeting, please vote and submit your proxy over the Internet or by mail. If you have any questions or require any assistance with voting your shares, please contact RumbleOn’s proxy solicitor:

Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, New Jersey 07003
Phone: 1 (833) 501-4820

Email: RMBL@allianceadvisors.com
Website: www.allianceadvisors.com

Sincerely,

Kevin Westfall Chairman RumbleOn, Inc.	Marshall Chesrown Chief Executive Officer RumbleOn, Inc.

RumbleOn, Inc.
901 W. Walnut Hill Lane
Irving, Texas 75038

NOTICE OF THE 2023 ANNUAL MEETING OF STOCKHOLDERS

To Stockholders of RumbleOn, Inc.:

The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of RumbleOn, Inc. (the “Company”) will be held on Friday, July 14, 2023 at 8:00 a.m. Central Time, at our Field Support Center in Texas at 901 W. Walnut Hill Lane, Irving, Texas 75038 for the following purposes, as more fully described in the accompanying proxy statement:

(1)	To elect two Class II directors, serving for a term until the 2026 Annual Meeting of Stockholders, or until their successors are duly elected and qualified, which we refer to as the “Director Election Proposal”;

(2)	To obtain advisory approval of the Company’s executive compensation (“Say on Pay”), which we refer to as “Say on Pay Proposal”;

(3)	To obtain advisory approval of the frequency of future Say on Pay votes, which we refer to as “Frequency of Say on Pay Proposal”;

(4)	To approve an amendment to the RumbleOn, Inc. 2017 Stock Incentive Plan (the “Plan”) to increase the number of shares of Class B common stock authorized for issuance under the Plan, which we refer to as “Incentive Plan Proposal”; and

(5)	To transact any other business that is properly presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Please note that William Coulter and Mark Tkach, members of our Board of Directors (“Board”) until their 2022 resignation, along with other entities affiliated with William Coulter and Mark Tkach (collectively, the “Coulter-Tkach Group”), have provided notice of their intent to nominate two nominees for election as Class II directors (serving for a term until the 2026 Annual Meeting of Stockholders) at the Annual Meeting. The Board is supportive of such nominees —William Coulter and Melvin Flanigan—and recommends that you vote FOR each of them. The Board also recommends that you vote in accordance with its recommendations on each proposal as set forth in the accompanying proxy statement and on the enclosed GREEN universal proxy card. You may receive solicitation materials from the Coulter-Tkach Group, including proxy statements and white proxy cards. RumbleOn is not responsible for the accuracy or completeness of any information provided by or relating to the Coulter-Tkach Group or its nominees contained in solicitation materials filed or disseminated by or on behalf of the Coulter-Tkach Group or any other statements the Coulter-Tkach Group may make. As you may have seen, the Coulter-Tkach Group have provided notice of their proposals to:

(1)	nominate two nominees for election as Class II directors at the annual meeting,

●	our Board encourages you to vote “FOR” the election of William Coulter and Melvin Flanigan, each of whom is highly qualified;

(2)	repeal all provisions, changes, amendments, modifications, or alterations of RumbleOn’s Amended and Restated Bylaws, dated as of October 8, 2021 (the “Bylaws”) adopted by the Board (and not by RumbleOn’s stockholders) subsequent to October 8, 2021 and before the Annual Meeting,

●	the Board recommends that you vote “AGAINST” this proposal as it would have the effect of undoing the recently adopted amendment to the Bylaws to separate the Chairman of the Board and the Chief Executive Officer, a proposal recommended by the Coulter-Tkach Group;

(3)	remove Peter Levy without cause from the Board,

●	the Board recommends that you vote “AGAINST” this proposal as it is now moot, following Mr. Levy’s resignation from the Board on May 9, 2023;

(4)	remove without cause any person nominated, appointed, designated, or elected to the Board to fill any vacancy or newly-created directorship after July 23, 2022 (the “General Removal Proposal”),

●	the Board recommends that you vote “AGAINST” the General Removal Proposal, as it would have the effect of removing Rebecca C. Polak, a highly qualified and independent director who is also one of two members of the Board who meets the diversity requirements under The NASDAQ Stock Market (“NASDAQ”) listing rules and is one of two women members of the Board, and Steven Pully, a highly qualified and independent director with public company director experience and financial expertise and who was nominated to the Board by the Coulter-Tkach Group and appointed by our Board;

(5)	elect Steven Pully to fill any vacancy existing on the Board as a result of the proposal to remove Peter Levy from the Board,

●	the Board recommends that you vote “AGAINST” this proposal as it is now moot, as following Mr. Levy’s resignation from the Board on May 9, 2023, on May 11, 2023, the Board appointed Mr. Pully to the Board to fill the resulting vacancy;

(6)	elect Kyle Beaird to fill any vacancy existing on the Board as a result of the Removal Proposal,

●	unless the Removal Proposal is rejected (in which case, this proposal will be moot), the Board recommends that you vote “AGAINST” this proposal, as despite efforts to arrange an interview of Mr. Beaird, the Coulter-Tkach Group has not yet made Mr. Beaird available to the Board and the Board cannot adequately opine as to his fitness to serve as a member of the Board and, accordingly, unlike the current Class I directors that are subject to removal pursuant the Removal Proposal, the Board cannot recommend or approve the appointment of Mr. Beaird, or confirm that Mr. Beaird is highly qualified and independent, and he does not appear to meet the diversity requirements under the Nasdaq listing rules or possess the relevant experience, including as a public company director or within the industries in which the Company operates; and

(7)	adopt as policy, and amend the Bylaws as necessary, to require the Chairman of the Board be an independent member of the Board who has not previously served as an executive officer of the Company,

●	the Board recommends that you vote “AGAINST” this proposal as, subject to the Coulter-Tkach Group seeking to repeal the only amendment to the Bylaws since October 8, 2021, it has been substantially implemented following the Board’s May 9, 2023 amendment to the Bylaws to implement such a policy.

The Board recommends that vote “FOR” the election of both of the Board’s recommended director nominees using the enclosed GREEN proxy card and recommends that you vote “FOR” the other proposals recommended by the Board, and “AGAINST” the Coulter-Tkach Group Proposals, using the GREEN proxy card. The Board strongly urges you to discard and NOT to vote using any white proxy card sent to you by the Coulter-Tkach Group. If you have already submitted a white proxy card, you can revoke that proxy and vote for your Board’s nominees and on the other matters to be voted on at the Annual Meeting by marking, signing, and dating the enclosed GREEN proxy card and returning it in the enclosed postage-paid envelope or by voting via Internet by following the instructions on your GREEN proxy card or GREEN voting instruction form. Only your latest validly executed proxy will count and any proxy may be revoked at any time before its exercise at the Annual Meeting as described in the accompanying proxy statement.

The close of business on Friday, May 26, 2023 has been fixed as the record date for the Annual Meeting (the “Record Date”). Only holders of record of RumbleOn Class A and Class B common stock on the Record Date are entitled to notice of, and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

We cordially invite you to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, we ask that you please cast your vote as soon as possible using the GREEN proxy card. As more fully described in the accompanying proxy statement, you may revoke your proxy and reclaim your right to vote at any time before its use.

Sincerely,

Michael Francis

Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 14, 2023

The accompanying proxy statement and the 2022 Annual Report on Form 10-K, as amended, are available at

http://viewproxy.com/RumbleOn/2023

PROXY STATEMENT

i

PROXY STATEMENT

This Proxy Statement contains information relating to the solicitation of proxies by the Board of Directors (the “Board”) of RumbleOn, Inc. (“RumbleOn” or the “Company,” or “we,” “us,” and “our”) for use at our 2023 Annual Meeting of Stockholders (the “Annual Meeting”). Our Annual Meeting will be held on Friday, July 14, 2023 at 8:00 a.m. Central Time, at our Field Support Center in Texas at 901 W. Walnut Hill Lane, Irving, Texas 75038. If you will need directions to the Annual Meeting, or if you require special assistance at the Annual Meeting because of a disability, please contact the Company’s secretary, Michael Francis, at michael@rumbleon.com.

The close of business on Friday, May 26, 2023 has been fixed as the record date for the Annual Meeting (the “Record Date”). Only holders of record of RumbleOn Class A and Class B common stock on the Record Date are entitled to notice of, and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. As of the Record Date, there were 50,000 shares of Class A common stock and [●] shares of Class B common stock issued and outstanding and entitled to vote at the Annual Meeting. This proxy statement and form of proxy are first being mailed to stockholders on or about [●], 2023.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

What is the purpose of the Annual Meeting?

The Annual Meeting will be held for the following purposes:

(1)	To elect two Class II directors, serving for a term until the 2026 Annual Meeting of Stockholders, or until their successors are duly elected and qualified, which we refer to as “Director Election Proposal”;

(2)	To obtain advisory approval of the Company’s executive compensation (“Say on Pay”), which we refer to as “Say on Pay Proposal”;

(3)	To obtain advisory approval of the frequency of future Say on Pay votes, which we refer to as “Frequency of Say on Pay Proposal”;

(4)	To approve an amendment to the RumbleOn, Inc. 2017 Stock Incentive Plan (the “Plan”) to increase the number of shares of Class B common stock authorized for issuance under the Plan, which we refer to as “Incentive Plan Proposal”; and

(5)	To transact any other business that is properly presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

In addition, senior management will report on our business and respond to your questions of general interest regarding the Company.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a RumbleOn stockholder as of the Record Date or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. If your shares are held by a brokerage firm, bank, or a trustee, you should provide proof of beneficial ownership as of the Record Date, such as a bank or brokerage account statement or other similar evidence of ownership. Even if you plan to attend the Annual Meeting, please cast your vote as soon as possible using the accompanying GREEN proxy card.

The Board strongly urges you to discard and NOT vote using any white proxy card sent to you by William Coulter and Mark Tkach, members of the Board until their 2022 resignation, along with other entities affiliated with Mr. Coulter and Mr. Tkach (collectively, the “Coulter-Tkach Group”).

What are the voting rights of RumbleOn stockholders?

For each share of Class A common stock held at the Record Date, a stockholder is entitled to ten votes per share on each of the two director nominees and ten votes per share on each other matter properly presented at the Annual Meeting.

For each share of Class B common stock held at the Record Date, a stockholder is entitled to one vote per share on each of the two director nominees and one vote per share on each other matter properly presented at the Annual Meeting.

What constitutes a quorum?

Pursuant to our Amended and Restated Bylaws(as amended, the “Bylaws”), the presence in person or by proxy of the holders of one-third (33%) of the shares issued and outstanding and entitled to vote at the Annual Meeting constitutes a quorum with respect to all matters presented. If you submit a properly executed proxy or voting instruction card or properly cast your vote via the Internet, your shares will be considered part of the quorum even if you abstain from voting or withhold authority to vote as to a particular proposal. Shares represented by “broker non-votes” will be considered counted for purposes of determining whether a quorum exists but will not be considered in determining the number of votes necessary for approval.

What are “broker non-votes?”

“Broker non-votes” occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the stockholder and the firm does not have the authority to vote the shares in its discretion. Under applicable rules, the Director Election Proposal, the Say on Pay Proposal, the Frequency of Say on Pay Proposal, the Incentive Plan Proposal  and the Coulter-Tkach Group Proposals are “non-routine” proposals and as such a broker does not have the discretion to vote on these proposals if the broker has not received instructions from the beneficial owner of the shares.

Will my shares be voted if I do not provide my proxy?

If you are the “beneficial owner” of your shares, meaning that your shares are held by a brokerage firm, a bank, or through another holder of record and you do not provide the firm specific voting instructions, such firm will not have the authority to vote your shares for the Director Election Proposal, the Say on Pay Proposal, the Frequency of Say on Pay Proposal, the Incentive Plan Proposal and the Coulter-Tkach Group Proposals, and your shares will not be voted and will be considered “broker non-votes,” with respect to these proposals. We urge you to provide voting instructions so that your shares will be voted. If you hold your shares directly in your own name, your shares will not be voted unless you provide a proxy or fill out a written ballot in person at the Annual Meeting.

How do I vote?

RumbleOn stockholders of record on May 26, 2023 may submit their proxies as follows:

●	Through the Internet, by visiting the website established for that purpose at www.AALvote.com/RMBL by 11:59 p.m. Eastern Time on July 13, 2023 and following the instructions; or

●	By mail, by marking, signing, and dating the enclosed GREEN proxy card and returning it in the postage-paid envelope provided or returning it pursuant to the instructions provided in the proxy card.

The Board of Directors strongly urges you to discard and NOT vote using any white proxy card sent to you by the Coulter-Tkach Group. If you have already voted using a white proxy card sent to you by the Coulter-Tkach Group, you have every right to change your vote and we strongly urge you to revoke that proxy by voting in favor of ONLY the RumbleOn Class II director nominees (William Coulter and Melvin Flanigan) by marking, signing, dating, and returning the enclosed GREEN proxy card in the postage-paid envelope provided or following the instructions on your GREEN proxy card to vote via the Internet. Only the latest validly executed proxy that you submit will be counted – any proxy may be revoked at any time before its exercise at the Annual Meeting.

If you are a beneficial owner, please refer to the information forwarded by your bank, broker, or other holder of record to see the options that are available to you to ensure your shares are voted.

To vote in person:

●	If you are a registered holder, attend our Annual Meeting, bring valid photo identification, and deliver your completed GREEN proxy card or ballot in person (and if you need a ballot, one will be provided to you at the Annual Meeting); or

●	If you are the beneficial owner of your shares as described above, attend our Annual Meeting, bring valid photo identification, and obtain a legal proxy from your bank or broker to vote the shares that are held for your benefit, attach it to your completed proxy card, and deliver it in person.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may change your vote via the Internet, by signing and mailing a new proxy card with a later date, or by attending the Annual Meeting and voting in person (only your latest proxy submitted before the Annual Meeting or your vote by ballot at the Annual Meeting will be counted). However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote by ballot at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

Beneficial Owners. If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow their instructions for revoking or changing your vote.

If you have already voted using a white proxy card sent to you by the Coulter-Tkach Group, you have every right to change your vote and we strongly urge you to revoke that proxy by voting in favor of ONLY the RumbleOn Class II director nominees (William Coulter and Melvin Flanigan) by marking, signing, dating, and returning the enclosed GREEN proxy card in the postage-paid envelope provided or following the instructions on your GREEN proxy card to vote via the Internet. Only the latest validly executed proxy that you submit will be counted – any proxy may be revoked at any time before its exercise at the Annual Meeting.

Have other candidates been nominated for election as Class II directors at the Annual Meeting in opposition to the Board’s nominees?

The Coulter-Tkach Group has notified the Company of its intent to nominate two candidates, William Coulter and Melvin Flanigan, for election as Class II directors at the Annual Meeting. Our Board is supportive of and recommends that RumbleOn stockholders elect both of the Coulter-Tkach Group’s nominees. Accordingly, our Board recommends that you vote “FOR” the election of both of the Coulter-Tkach Group nominees, who are the same as the Board’s recommended director nominees, and each of whom is highly qualified, using the GREEN proxy card.

If I want to vote for one or more of the Coulter-Tkach Group Nominees or vote for the Coulter-Tkach Group Proposals, can I use the GREEN proxy card?

Yes, if you would like to elect one or more of the Coulter-Tkach Group Nominees or vote for one or more of the Coulter-Tkach Group Proposals, we strongly recommend that you use RumbleOn’s GREEN proxy card to do so.

What happens if the Coulter-Tkach Group withdraws or abandons its solicitation or fails to comply with the new rules and I already granted proxy authority in favor of the Coulter-Tkach Group?

Stockholders are encouraged to submit their votes on the GREEN universal proxy card. If the Coulter-Tkach Group withdraws or abandons its solicitation or fails to comply with the universal proxy rules after a stockholder has already granted proxy authority, stockholders can still sign and date a later submitted GREEN universal proxy card. If the Coulter-Tkach Group withdraws or abandons its solicitation or fails to comply with the universal proxy rules, any votes cast in favor of the Coulter-Tkach Group Proposals will be disregarded and not be counted, whether such vote is provided on the Company’s GREEN universal proxy card or the Coulter-Tkach Group proxy card.

What vote is required to approve each proposal at the Annual Meeting?

Proposal 1 — Director Election Proposal.

In accordance with the Company’s Bylaws and Nevada law, the vote required to elect each Class II director is a plurality of the stock having voting power present in person or represented by proxy at the Annual Meeting. Withheld votes and broker non-votes will be counted for purposes of determining if there is a quorum at the Annual Meeting for this vote but will not be counted as votes cast and will result in the applicable nominee(s) receiving fewer votes cast “FOR” such nominee(s).

Proposal 2 — Say on Pay Proposal.

The vote required to approve the Say on Pay Proposal is a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the Say on Pay Proposal and will have the same effect as a vote against the Say on Pay Proposal. Broker non-votes will have no effect on the outcome of the Say on Pay Proposal.

Proposal 3 – Frequency of Say on Pay Proposal.

Stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every one, two, or three years. The option receiving the highest number of votes will be considered the stockholders preferred frequency. Abstentions and broker non-votes will have no effect on the outcome of the Frequency of Say on Pay Proposal.

Proposal 4 – Incentive Plan Proposal.

The vote required to approve the Incentive Plan Proposal is a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the Incentive Plan proposal and will have the same effect as a vote against the Incentive Plan Proposal. Broker non-votes will have no effect on the outcome of the Incentive Plan Proposal.

Coulter-Tkach Group Proposal 1 – Bylaw Restoration Proposal.

The vote required to approve the Bylaw Restoration Proposal is a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the Bylaw Restoration Proposal and will have the same effect as a vote against the Bylaw Restoration Proposal. Broker non-votes will have no effect on the outcome of the Bylaw Restoration Proposal.

Coulter-Tkach Group Proposal 2 – Removal of Peter Levy.

This proposal is now moot, following Mr. Levy’s resignation from the Board on May 9, 2023.

Coulter-Tkach Group Proposal 3 – General Removal Proposal.

In accordance with Section 78.33 of the Nevada Revised Statutes (the “NRS”), the affirmative vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote is required to remove any directors and thereby approve the General Removal Proposal. Abstentions and broker non-votes will have the same effect as a vote against the General Removal Proposal.

Coulter-Tkach Group Proposal 4 – Election of Steven Pully.

This proposal is now moot, as following Mr. Levy’s resignation from the Board on May 9, 2023, on May 11, 2023, the Board appointed Mr. Pully to the Board to fill the resulting vacancy on the Board.

Coulter-Tkach Group Proposal 5 – Election of Kyle Beaird.

In accordance with the Company’s Bylaws and Nevada law, the vote required to approve the Kyle Beaird Election Proposal is a plurality of the stock having voting power present in person or represented by proxy at the Annual Meeting. Withheld votes and broker non-votes will have no effect on the outcome of this proposal.

Coulter-Tkach Group Proposal 6 – Independent Chairman Proposal.

In accordance with the Company’s Bylaws, the vote required to approve the Independent Chairman Proposal would be a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting. Abstentions would be counted toward the tabulation of votes cast on the Independent Chairman Proposal and would have the same effect as a vote against the Independent Chairman Proposal. Broker non-votes would have no effect on the outcome of this proposal. However, subject to the Coulter-Tkach Group seeking to repeal the only amendment to the Bylaws since October 8, 2021, the Independent Chairman Proposal has been substantially implemented following an amendment to the Bylaws on March 9, 2023, pursuant to which the Bylaws were amended to prohibit the office of Chairman of the Board (“Chairman”) from being filled by an executive officer or former executive officer of the Company, including the Chief Executive Officer.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

●	“FOR” the election of both of the Board’s recommended Class II director nominees (Proposal 1: the Director Election Proposal), each of whom is highly qualified and has also been nominated by the Coulter-Tkach Group.

●	“FOR” Proposal 2: the Say on Pay Proposal.

●	“ONE YEAR” on Proposal 3: the Frequency of Say on Pay Proposal.

●	“FOR” Proposal 4: the Incentive Plan Proposal.

●	“AGAINST” the Coulter-Tkach Group Proposal 1: the Bylaw Restoration Proposal.

●	“AGAINST” the Coulter-Tkach Group Proposal 3: the General Removal Proposal.

●	“WITHHOLD” on the Coulter-Tkach Group Proposal 5: the Kyle Beaird Election Proposal.

How will the persons named as proxies vote?

If you complete and submit a proxy, the persons named as proxies will follow your voting instructions. If you submit and sign a proxy but do not provide instructions or if your instructions are unclear, the persons named as proxies will vote your shares in accordance with the recommendations of the Board, as set forth above.

With respect to any other proposal that properly comes before the Annual Meeting, the persons named as proxies will vote as recommended by our Board or, if no recommendation is given, in their own discretion.

Is the Company using a universal proxy card in connection with voting at the Annual Meeting?

The Securities and Exchange Commission (the “SEC”) has adopted new rules requiring the use of a universal proxy card in contested director elections that take place after August 31, 2022. Nominees from both the Company and the Coulter-Tkach Group will be included in the universal proxy card; however, we recommend using the GREEN universal proxy card and voting “FOR” both of the two Class II director nominees proposed and recommended by the Board as these are the same nominees recommended proposed and recommended by the Coulter-Tkach Group.

What does it mean if I receive more than one proxy card or Notice of Internet Availability of Proxy Materials?

If you receive more than one GREEN proxy card or Notice of Internet Availability of Proxy Materials, your shares may be registered in more than one name or may be registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability of Proxy Materials on how to access each proxy card and vote each proxy card over the Internet or by telephone. If you received paper proxy materials by mail, please complete, sign, and return each proxy card to ensure that all of your shares are voted.

You may receive solicitation materials from the Coulter-Tkach Group, including proxy statements and white proxy cards. RumbleOn is not responsible for the accuracy or completeness of any information provided by or relating to the Coulter-Tkach Group or its nominees contained in solicitation materials filed or disseminated by or on behalf of the Coulter-Tkach Group or any other statements the Coulter-Tkach Group may make.

What should I do with any white proxy cards sent to me by the Coulter-Tkach Group?

The Coulter-Tkach Group has notified the Board of its intent to nominate the following candidates and vote upon the following proposals at the Annual Meeting. We do not know whether the Coulter-Tkach Group will in fact nominate individuals for election as directors at the Annual Meeting, will seek to vote upon the other proposals submitted by the Coulter-Tkach Group, or will solicit proxies in support of any of the foregoing. The nominations/proposals made by the Coulter-Tkach Group have not been endorsed by our Board, though, as detailed below, we are supportive, and in fact have already implemented, a number of the items the Coulter-Tkach Group seeks to propose at the Annual Meeting. RumbleOn is not responsible for the accuracy or completeness of any information provided by or relating to the Coulter-Tkach Group or its nominees/proposals. The Coulter-Tkach Group nominees/proposals are set forth below, along with our recommendation regarding how you should vote – using the GREEN universal proxy card.

●	Proposal to nominate two nominees for election as Class II directors at the Annual Meeting,

o	using the GREEN proxy card, our Board recommends you vote “FOR” the election of both of the Coulter-Tkach Group’s nominees, who are also being nominated and recommended by the Board and each of whom is highly qualified;

●	Proposal to repeal all provisions, changes, amendment, modifications or alterations of RumbleOn’s Bylaws adopted by the Board (and not by RumbleOn’s stockholders) subsequent to October 8, 2021 and before the Annual Meeting,

o	using the GREEN proxy card, our Board recommends that you vote “AGAINST” this proposal, as approval of this proposal would have the effect of undoing the recently adopted amendment to the Bylaws to separate the Chairman of the Board and the Chief Executive Officer, a proposal recommended by the Coulter-Tkach Group;

●	Proposal to remove Peter Levy from the Board,

o	this proposal is now moot, following Mr. Levy’s resignation from the Board on May 9, 2023;

●	Proposal to remove without cause any person nominated, appointed, designated or elected to the Board to fill any vacancy or newly-created vacancy after July 23, 2022 (the “General Removal Proposal”),

o	using the GREEN proxy card, our Board recommends that you vote “AGAINST” this proposal. Approval of this proposal would have the effect of removing Rebecca C. Polak, a highly qualified and independent director who is one of two diverse members of the Board and one of two women on the Board. It would also have the effect of removing Steven Pully, a highly qualified and independent director with public company director experience and financial expertise who was nominated by the Coulter-Tkach Group and appointed by our Board;

●	Proposal to elect Steven Pully to fill any vacancy existing on the Board as a result of the proposal to remove Peter Levy from the Board,

o	this proposal is now moot, as following Mr. Levy’s resignation from the Board on May 9, 2023, on May 11, 2023, the Board appointed Mr. Pully to the Board to fill the resulting vacancy on the Board;

●	Proposal to elect Kyle Beaird to fill any vacancy existing on the Board as a result of the Removal Proposal,

o	unless the Removal Proposal is rejected (in which case, this proposal will be moot), using the GREEN proxy card, our Board recommends that you vote “AGAINST” this proposal, as despite efforts to arrange an interview of Mr. Beaird, the Coulter-Tkach Group has not yet made Mr. Beaird available to the Board for such interview and the Board cannot opine as to his fitness to serve as a member of the Board and, accordingly, unlike the current Class I directors that are subject to removal pursuant the Removal Proposal, the Board cannot recommend or approve the appointment of Mr. Beaird, or confirm that Mr. Beaird is highly qualified and independent, and he does not appear to meet the diversity requirements under the Nasdaq listing rules or possess the relevant experience, including as a public company director or within the industries in which the Company operates.

●	Proposal to adopt as policy, and amend the Bylaws as necessary, to require the Chairman of the Board be an independent member of the Board who has not previously served as an executive officer of the Company,

o

subject to the Coulter-Tkach Group seeking to repeal the only amendment to the Bylaws since October 8, 2021, this proposal has been substantially implemented following the Board’s May 9, 2023 amendment to the Bylaws to implement such a policy.

In light of the Board’s support or prior implementation of a number of items set forth in the Coulter-Tkach Group’s proposals, we strongly urge you to disregard any materials, including any white proxy card, that may be sent to you by the Coulter-Tkach Group. We urge you instead to vote for all director nominees supported by the Board—William Coulter and Melvin Flanigan—and in accordance with the Board’s recommendations on each proposal, by marking, signing, dating, and returning the enclosed GREEN proxy card in the postage-paid envelope provided or following the instructions on your GREEN proxy card to vote via the Internet. Only the latest validly executed proxy that you submit will be counted – any proxy may be revoked at any time before its exercise at the Annual Meeting by following the instructions under “Can I change my vote after I have voted?”. You may also revoke any previously submitted proxy by attending the Annual Meeting and voting your shares at the Annual Meeting. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Alliance Advisors, LLC by phone at 1 (833) 501-4820.

Who will pay for the cost of soliciting proxies?

We will pay for the cost of soliciting proxies. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. RumbleOn has engaged Alliance Advisors, LLC to assist it in the distribution and solicitation of proxies at a fee of $150,000, plus expenses. RumbleOn will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

You may receive solicitation materials from the Coulter-Tkach Group, including proxy statements and white proxy cards. RumbleOn is not responsible for the accuracy or completeness of any information provided by or relating to the Coulter-Tkach Group or its nominees contained in solicitation materials filed or disseminated by or on behalf of the Coulter-Tkach Group or any other statements the Coulter-Tkach Group may make.

FORWARD-LOOKING STATEMENTS

This Proxy Statement, and the documents incorporated by reference in this Proxy Statement, may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995, including statements regarding mandates, expectations, beliefs, business plans and other statements that are not historical in nature. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this Proxy Statement and speak only as of the date of this Proxy Statement. Readers are further advised to consider the factors listed under the headings “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as amended, and the Company’s subsequent filings with the SEC, including, among others, the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2023, in each case as may be updated and amended from time to time. The Company does not undertake any obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise, except as required by law.

BACKGROUND TO THE SOLICITATION

What is this Proxy Contest All About?

As detailed below, our stockholders may receive multiple proxy statements and proxy cards and should expect to be solicited for their votes in connection with this year’s Annual Meeting. In addition, there have already been multiple press releases issued by the Company and the Coulter-Tkach Group regarding the Coulter-Tkach Group’s initiating a proxy fight.  Given this time consuming, expensive endeavor, stockholders are likely asking themselves what issues actually remain open and why cannot the Company and the Coulter-Tkach Group amicably resolve this matter.

As further detailed below, on March 3, 2023, Mr. Coulter delivered a letter to the Company (which was subsequently publicly disclosed) that included a number of requested changes to the governance and management of the Company.  After outreach by the Company was rebuffed, and when such requested changes were not immediately adopted, the Coulter-Tkach Group submitted a formal Nomination Notice, detailing such requested changes and certain additional proposals it hoped stockholders would support, and proposing certain candidates for election, at the Annual Meeting.  Collectively, the requested changes initially included:

●	The election or appointment of Mr. Coulter and two directors proposed by the Coulter-Tkach Group.

o	The Company implemented this request by appointing Mr. Pully to the Board and nominating Mr. Coulter and Mr. Flanigan for election to the Board as Class II directors at the Annual Meeting.

●	The appointment of a fourth Coulter-Tkach Group nominee to fill an existing vacant Board seat.

o	The Company filled the vacant seat with an independent, qualified, diverse candidate identified by an independent third party search firm.

●	The resignation of Mr. Levy from the Board to be replaced by a director acceptable to the Coulter-Tkach Group.

o	Mr. Levy resigned and was replaced by Mr. Pully, a Coulter-Tkach Group nominee.

●	The termination of Mr. Levy as a member of the management of the Company and replaced by a candidate picked by Mr. Coulter.

o	The Company substantially implemented this request as Mr. Levy was terminated from his role as President and Chief Operating Officer of the Company. The Company has initiated a search for a replacement Chief Operating Officer.

●	The amendment of the Bylaws to require that the Chairman of the Board not be an executive officer of the Company.

o	The Company implemented this request through an amendment to the Company's Bylaws on May 9, 2023.

In light of such changes that the Company unilaterally implemented, what does the Coulter-Tkach Group continue to believe remains unaddressed?  Based on discussions among advisors to the Coulter-Tkach Group and the Company, the Company learned that the demands of the Coulter-Tkach Group would continue to evolve. At this point, the Company understands that anything short of granting the Coulter-Tkach Group control of the Board and management of the Company is insufficient.

To achieve this, the Coulter-Tkach Group is effectively asking you to do the following:

●	Remove any person appointed to the Board by the Company after July 23, 2022.

o	This would remove Ms. Polak and Mr. Pully from the Board.

●	Appoint two directors identified by the Coulter-Tkach Group to fill the spaces vacated by revoking the appointment of Ms. Polak and Mr. Pully.

On that basis, the Coulter-Tkach Group is continuing the proxy contest, asking you, the stockholders of the Company, to grant them control without offering to pay you, the stockholders of the Company, a premium.

The below provides a more detailed summary of the extensive lengths to which the Company and its advisors went in efforts to secure resolution that would save the Company the expense and distraction of this proxy fight, and the reason that the Company would not ultimately agree to provide the Coulter-Tkach Group everything requested in their ever-evolving list of demands.  At the end of this section, we have included a chart summarizing the requested governance enhancements, changes in the Coulter-Tkach Group’s position and the actions taken by the Company to address requested changes and attempt to spare our stockholders the expense of this proxy fight. The Company believes that our unilateral action to implement nearly all of the changes requested by the Coulter-Tkach Group is appropriate and sufficient, but we remain ready and willing to resolve the issues presented by the Coulter-Tkach Group by mutual agreement.

Corporate Strategy

The Board, together with senior management of the Company, developed the Company’s five pillar corporate strategy: self-funding; reduction and refinancing of debt; technology; continuing to improve the customer experience; and increasing market share through organic growth and M&A. These pillars reflect the perspectives of the Company’s stockholders, whose views are actively and regularly solicited and received by the Company. Under the direction of the Board and senior management, the Company annually undertakes an expansive corporate planning process to drive alignment on the actions needed to implement the Company’s strategies and evaluate whether the five pillars continue to represent the right direction for the Company and its stockholders.

Messrs. Coulter and Tkach’s willingness to sell the RideNow dealership portfolio to the Company (and to take equity as a material portion of their consideration) was due in part to their belief in the Company’s publicly stated strategy. Further, as members of the Board, Messrs. Coulter and Tkach participated in corporate strategy sessions from which the Company rededicated itself to the strategy.

Coulter and Tkach Join the Board, Quickly Resign

On August 31, 2021, the Company acquired the RideNow group of companies from entities affiliated with Messrs. Coulter and Tkach for $400.4 million in cash consideration and 5.833 million shares of Class B common stock, valued at $201.0 million as of that day’s closing price and representing approximately 32.5% of the Company’s outstanding shares of Class B common stock (the “RideNow Transaction”). Additionally, and in connection with the RideNow Transaction and their significant financial investment in the Company, Messrs. Coulter and Tkach joined the Company as both directors and executive officers, roles that provided them an opportunity to shape the Company’s strategy and to implement it. The Company noted at the time of closing and reiterates the fact that entities affiliated with Messrs. Coulter and Tkach are lessors to the Company of 24 properties consisting of powersports retail locations and offices. During the years ended December 31, 2022 and 2021, the Company paid approximately $4,953,000 and $14,830,000, respectively, in rent in relation to these leases.

On February 11, 2022, Messrs. Coulter and Tkach walked away from their roles as directors and officers of the Company without any warning, resigning on such date from all positions held at the Company and from the Board. Following the unanticipated resignations, Messrs. Coulter and Tkach initiated an arbitration proceeding against the Company, putting the Company in the awkward position of having to formally defend claims against its largest landlord.

On November 8, 2022, the Company and Messrs. Coulter and Tkach settled their dispute, with no cash consideration payable to Messrs. Coulter and Tkach.

Between early December 2022 and mid-January 2023, Messrs. Coulter and Tkach and representatives of the Company communicated regarding Messrs. Coulter’s and Tkach’s concerns about the Company’s stock price, inventory levels, and cost structure. On several occasions Messrs. Coulter and Tkach refused to engage in discussions that would have resulted in their possession of material non-public information, which limited the Company’s ability to explain how it would address the articulated concerns or allow the opportunity for Messrs. Coulter and Tkach to offer their views on a solution.

On January 18, 2023, Denmar Dixon resigned from the Board, but did not express any disagreement with the Company regarding any matter related to its operations, policies or practices. This resignation created a vacancy on the Board.

Coulter Invited to Rejoin Board – Offer Rejected

Notwithstanding Mr. Coulter’s prior resignation from the Board, in light of Mr. Coulter’s significant investment in the Company, his experience in the powersports and retail industries, his experience with the RideNow entities, and his stated desire that the Company improve various operating metrics, on February 22, 2023, the Board invited Mr. Coulter to immediately rejoin the Board and to fill the vacancy created by Mr. Dixon’s resignation.

On March 3, 2023, Mr. Coulter rejected the Company’s invitation unless various conditions were satisfied, including

●	In addition to Mr. Coulter, the Company agreeing to support two nominees selected by Messrs. Coulter and Tkach as directors to be elected at the Annual Meeting.

●	Mr. Levy would resign from the Board and be replaced by a qualified, independent director, to be mutually agreed by Messrs. Coulter and Tkach and the Company.

●	The termination of Mr. Levy from his role as Chief Operating Officer and a member of management, to be replaced by a candidate hand-picked by Mr. Coulter.

As detailed further below, between March 3, 2023 and the actions taken unilaterally by the Board on or after May 9, 2023, the Board repeatedly sought to constructively engage with Messrs. Coulter and Tkach to implement their requested structure. Unfortunately, time and again, Messrs. Coulter and Tkach refused to take yes for an answer or engage in any constructive manner.

RumbleOn’s Initial Efforts at Constructive Engagement

On March 6, 2023, Adam Alexander, an independent member of the Board, reached out to Mr. Coulter to engage in a discussion regarding how to constructively implement the requested governance changes. The Coulter-Tkach Group refused to engage in such discussions. Later on March 6, 2023, the Coulter-Tkach Group publicly disclosed Mr. Coulter’s demands on a Schedule 13D filing.

On March 7, 2023, counsel to the Coulter-Tkach Group held a conversation with counsel to the Company in which it relayed a request for an extension of the deadline to submit shareholder proposals and nominees. With no further indication of any willingness to engage on a constructive implementation of governance changes, the Board elected not to change the process or timeline by which all other stockholders were operating.

On March 15, 2023, the Coulter-Tkach Group issued a press release publicly advising stockholders that it intended to nominate directors at the Annual Meeting and for the first time identifying its proposed candidates.

On March 16, 2023, the Coulter-Tkach Group submitted a Nomination Notice, which nominated certain candidates for election as directors at the Annual Meeting and set forth certain other stockholder proposals that are the subject of the proxy statement filed by the Coulter-Tkach Group.

Following the filing of the Company’s Form 10-K for the year ended December 31, 2022, and its year-end earnings conference call, the Company engaged in meetings with its stockholders regarding the financial results. During such meetings, it was made clear to the Company that the Company’s stockholders thought it would be in the best interests of the Company and all stockholders if the Company and the Coulter-Tkach Group could amicably reach a resolution regarding the requested governance changes. Thereafter, and based in part on the guidance of stockholders that the Company work toward a resolution of the proxy contest, the independent directors authorized representatives of King & Spalding LLP, the Company’s independent legal counsel, to seek to reengage with the Coulter-Tkach Group regarding a constructive implementation of the requested governance changes. An initial call occurred on April 4, 2023. After this initial call and later that day, the Coulter-Tkach Group filed its preliminary proxy statement.

Between April 5 and April 15, 2023, counsel to the Coulter-Tkach Group and counsel to the Company, acting at the direction of the Company’s independent directors, engaged in a series of conversations regarding the potential to implement the requested governance changes in a constructive fashion. During such conversations, counsel to the Company made clear the willingness of the independent directors and the Board to implement meaningful changes to the governance structure and Board composition, but that the directors were unwilling to agree to cede control of the Board and the Company to the Coulter-Tkach Group. While the Board was willing to consider supporting and/or appointing candidates identified by the Coulter-Tkach Group, it would not do so without the opportunity for the Board or its independent third party search firm to interview such candidates. Further, an important focus of the Board is improving the diversity of the Company’s directors, and none of the candidates suggested by the Coulter-Tkach Group met the Nasdaq criteria regarding diversity. Despite offering another opportunity for Mr. Coulter to join the Board, and providing Mr. Coulter a veto right over the Board’s nomination/recommendation/appointment of director candidates suggested by the Board’s Nominating and Corporate Governance Committee (“N&CG Committee”), the Coulter-Tkach Group rejected the proposal and framework to implement the requested governance changes. Further, the Coulter-Tkach Group objected to the idea of a standstill that would prevent them from nominating directors for the 2024 Annual Meeting of Stockholders, suggesting that they were concerned any new members of the Board (presumably including their nominees) would agree with the Company’s corporate strategy, rather than the Coulter-Tkach Group’s unarticulated plans for the business.

In an effort to reach a constructive resolution, counsel to the Company suggested that Messrs. Coulter and Tkach meet the candidates currently under consideration by the independent directors, which candidates were identified by an independent third party search firm acting at the direction of the independent directors, were subject to background checks, and had been interviewed by the independent directors. Messrs. Coulter and Tkach refused to meet with these potential directors, but authorized their representatives to enter into a limited non-disclosure agreement to review the confidential dossiers prepared on each candidate. Such non-disclosure agreement was negotiated by counsel between April 17, 2023 and April 21, 2023, and executed on the latter date, following which the Company provided the confidential information on such directors to the representatives of the Coulter-Tkach Group.

RumbleOn’s Continued Efforts at Constructive Engagement

While the non-disclosure agreement was being negotiated, the Board grew increasingly concerned that despite Company counsel’s confirmation to counsel for the Coulter-Tkach Group of the Board’s willingness to implement virtually all requested governance changes short of ceding control of the Board and the Company to the Coulter-Tkach Group, the Coulter-Tkach Group remained uninterested in engaging. In an effort to elicit engagement, the Board authorized Mr. Chesrown and Mr. Westfall to contact Mr. Coulter to see if he would be willing to discuss a constructive resolution and implementation of the requested governance changes. Similar outreach occurred by certain independent directors in an effort to constructively resolve and implement requested governance changes. Through legal counsel, Mr. Coulter refused to engage with any of the directors.

Finally, on April 21, 2023, advisors to the Coulter-Tkach Group contacted Mr. Westfall and agreed to speak to Mr. Westfall and Mr. Marchlik regarding a potential resolution.

Between April 21, 2023 and April 25, 2023, the Board and management met to formulate a proposal that would constructively resolve the points raised by Mr. Coulter’s March 3rd letter, but would not result in an agreement to cede control of the Board and the Company to the Coulter-Tkach Group.

On April 25, 2023, Mr. Westfall sought assurances from the Coulter-Tkach Group advisor that any proposals made, or discussions regarding, the adoption or implementation of governance changes would be kept confidential. The Coulter-Tkach Group advisor refused to permit such discussions to occur confidentially. Despite the risk that such proposals would be made public by the Coulter-Tkach Group (which subsequently occurred on May 8, 2023), the Company concluded that engagement on a constructive resolution of the agreed upon governance changes was in the best interests of the Company and its stockholders and critical to putting the Company on the path to maximizing value for stockholders. As such, on April 25, 2023, the independent directors submitted a written proposal to the Coulter-Tkach Group. This proposal contemplated, among other things, that: Mr. Levy would resign from the Board immediately; the Board would appoint Messrs. Coulter and Tkach to the Board immediately to fill the two vacancies; Messrs. Marchlik and Alexander (whose Class II Board terms expire at the Annual Meeting) would remain on the Board but would agree not to stand for re-election at the Annual Meeting; the Board would nominate for the two Class II Board seats one candidate included in Messrs. Coulter and Tkach’s nomination form (to be selected following candidate interviews) and another candidate identified by the Company from the list previously provided to the Coulter-Tkach Group’s advisors; the Board would terminate Mr. Levy from all positions he holds with the Company without cause; and Mr. Chesrown would continue to serve as CEO for a transition period before resigning his position no later than December 31, 2023.

On April 27, 2023, the Coulter-Tkach group responded that, among other things, any resolution would require:

●	The immediate resignation of Messrs. Levy, Marchlik, and Alexander from the Board, to be replaced immediately by Messrs. Coulter, Flanigan, and Pully;

●	The appointment as soon as possible of a candidate identified by the Company’s Nominating and Corporate Governance Committee, subject to vetting by the Coulter-Tkach Group;

o	A subsequent communication stated that the Coulter-Tkach Group did not find any of such candidates to be acceptable and would only accept a Coulter-Tkach Group nominee;

●	The immediate termination of Mr. Levy and the termination of Mr. Chesrown no later than year end, but in each case, Mr. Levy and Mr. Chesrown would be required to forego two-thirds of the severance payments to which they were entitled under their employment agreement, which agreements were approved at the same time as, and were substantially similar to, the executive employment agreements entered into with Messrs. Coulter and Tkach at the closing of the RideNow Transaction.

On April 29, 2023, Mr. Westfall responded with a proposal substantially agreeing to the requested governance terms, but postponing the resignation of Messrs. Alexander and Marchlik until the Annual Meeting to ensure that there was an opportunity for an orderly transition of the Audit Committee (chaired by Mr. Marchlik) and the Compensation Committee (chaired by Mr. Alexander). Additionally, the proposal did not contemplate any agreement or discussion regarding the terms of termination for any executive officers as those provisions were addressed in their employment agreements.

On April 29, 2023, the Coulter-Tkach Group rejected the proposal communicated by Mr. Westfall.

On May 1, 2023, the Coulter-Tkach Group delivered a written proposal demanding that its candidates be appointed immediately, constituting a Board comprised of the CEO, two legacy directors and four candidates nominated by the Coulter-Tkach Group, resulting in the Coulter-Tkach Group having immediate control of the Board without any premium to stockholders.

RumbleOn’s Final Efforts at Constructive Engagement and Unilateral Implementation of Governance Enhancements and Board Refreshment

Between April 29, 2023 and May 2, 2023, the Board and senior management discussed how best to secure engagement from the Coulter-Tkach Group regarding the constructive implementation of the requested governance proposals in a manner that did not result in the Board agreeing to cede control of the Board and the Company to the Coulter-Tkach Group. After concluding that communications between legal advisors had not been fruitful, and recognizing that Mr. Westfall’s efforts were being rebuffed, the Board authorized J.P. Morgan Securities LLC, the Company’s financial advisor, to engage with the advisor to the Coulter-Tkach Group in hopes of resolving all requested items in advance of the Annual Meeting.

On May 2, 2023, the Company’s financial advisor contacted the advisor to the Coulter-Tkach Group to establish a line of communication and communicate that the Board was willing to appoint and/or nominate and recommend multiple candidates identified by the Coulter-Tkach Group, but could not do so without first interviewing them to make a determination that such candidate was qualified and that their appointment or nomination would be in the best interests of the Company’s stockholders.

On May 4, 2023, the Company’s financial advisor again advised the representatives of the Coulter-Tkach Group that while the Company was interested in constructively implementing the requested governance changes, it would not agree to cede control of the Board and the Company to the Coulter-Tkach Group and would require the opportunity to interview proposed nominees before agreeing to appoint candidates nominated by the Coulter-Tkach Group.

On May 6, 2023, the Coulter-Tkach Group responded that it would not accept the terms proposed by the Company.

On May 8, 2023, the Coulter-Tkach Group filed an update preliminary proxy statement detailing the terms of the various settlement discussions that Mr. Westfall requested be kept confidential. While the disclosure misrepresented several items and mischaracterized others, the disclosure demonstrated the extensive efforts by the Board and its advisors to constructively implement meaningful governance enhancements that would be in the best interests of the Company and its stockholders.

On or after May 9, 2023, the Board acted unilaterally to implement the substance of the requested governance changes after recognizing that the Coulter-Tkach Group had no real interest in constructive dialogue. Below is a summary of the unilateral actions taken by the Board.

Summary of Requested Governance Changes and Unilateral Action by the Company on May 9th

As detailed above, starting in early March, the Board tried multiple routes to secure engagement from the Coulter-Tkach Group on a constructive implementation of requested governance changes that would not result in the Board agreeing to cede control of the Board and the Company to the Coulter-Tkach Group. For two months the Company was told that nothing short of immediately ceding control of the Board and the Company to the Coulter-Tkach Group would be acceptable. To highlight the lengths the Company has gone to in order to implement the requested changes, the chart below details the initial requests (either as set forth in Mr. Coulter’s March 3, 2023 letter or in the formal nomination notice) subsequent changes in position taken by the Coulter-Tkach Group and the governance changes implemented by the Company on or after May 9, 2023.

Coulter Initial Requested Governance Term	RMBL Proposal	Coulter/Tkach Subsequent Position	RMBL Unilateral Action (May 9, 2023)
Appoint Coulter to Class I Director Seat	Acceptable, immediately	Agreed	Substantially implemented. Coulter nominated, with Board recommendation, for election to Class II seat

Appoint Tkach as Board Observer	Acceptable	Agreed	Deferred. The Board as constituted after the Annual Meeting can determine whether to permit Board observers

Coulter/Tkach to select nominees for Class II seats	Acceptable, subject to interviewing candidates	No longer acceptable. Coulter/Tkach candidates must be appointed immediately	Implemented: Coulter and Flanigan nominated with Board recommendation for election to Class II seats, following interview of Flanigan.

Levy to resign as director, to be replaced by mutually acceptable candidate	Acceptable	No longer acceptable. Levy to be replaced immediately by Coulter/Tkach nominee.	Implemented. Levy resigned May 9, 2023. Pully, a Coulter/Tkach nominee, appointed to Levy’s vacant seat following interview.

Board to remove Levy as COO and executive, replace with Kramper	Removal acceptable; replacement search to be conducted	Only acceptable if Levy forgoes two-thirds of his severance benefits under his employment agreement	Partially implemented; Levy removed as COO. The Company initiated process to identify replacement

Nominate Coulter/Flanigan as Class II Directors	Acceptable as to Coulter; acceptable as to Flanigan, following interview	Interview not permitted initially, and therefore, Board announced intention to nominate Coulter and Tkach. Interview finally permitted on May 19, 2023.	Implemented. After interview of Flanigan was permitted, Board recommends Coulter and Flanigan

Appoint Pully to fill vacancy created by Levy resignation	Acceptable, following interview	Interview not permitted until May 10, 2023	Implemented. Pully appointed to Board, following interview, on May 11, 2023

Appoint Beaird to fill vacancy created by Dixon resignation	Not acceptable. Objection is to the inclusion of four candidates proposed by the Coulter-Tkach Group, which would improperly cede control of the Board and the Company to the Coulter-Tkach Group without paying a premium to stockholders	Only immediate appointment of four directors nominated by the Coulter-Tkach Group is acceptable	Not implemented. Board appointed Polak, an independent, qualified, diverse candidate, to fill the Dixon vacancy

Separate Chair/CEO	Acceptable	Acceptable	Implemented on May 9, 2023

On May 16, 2023 and May 17, 2023, representatives of the Coulter-Tkach Group’s financial advisor spoke with two directors to discuss the potential resolution of the Coulter-Tkach Group’s requested governance changes in light of the May 9, 2023 actions by the Company. During this conversation, the parties discussed, without resolution, the potential to accelerate the time by which certain Coulter-Tkach Group nominees could join the Board, the need for succession and/or transition planning for senior leadership, and the need for a strong Chairman in the event of change in the Company’s Chief Executive Officer.

On May 19, 2023, the Coulter-Tkach Group finally agreed to permit the Board’s N&CG Committee to interview Mr. Flanigan, which interview occurred on May 20, 2023. Following such interview, the Board’s N&CG Committee recommended to the Board that the Company nominate and recommend the election of Mr. Flanigan at the Annual Meeting as a Class II director.

On May 20, 2023, two directors and certain advisors to the Company received a proposal from advisors to the Coulter-Tkach Group regarding a potential resolution of the requested governance changes. This proposal again focused on the prompt appointment of Coulter-Tkach nominees to the Board such that those nominees would constitute a majority of the Board and the appointment of Mr. Tkach as the Chief Executive Officer of the Company to replace Mr. Chesrown. This was the first proposal in which the Coulter-Tkach Group had requested that Mr. Tkach be appointed as an executive and represented yet another request to governance changes over and above those reflected in the March 3, 2023 letter or the formal nomination notice.

On May 21, 2023, a representative of J.P. Morgan Securities LLC contacted a representative of the Coulter-Tkach Group and relayed that the Board was not willing to cede control of the Company to the Coulter-Tkach Group, but was willing to accommodate the immediate addition of Messrs. Coulter and Flanigan to the Board and the appointment of Mr. Pully, a Coulter-Tkach Group nominee, as Chairman of the Board. Following such conversation, on May 21, 2023, counsel to the Company delivered proposed terms of cooperation in writing to representatives of the Coulter-Tkach Group reflecting this proposal.

On May 23, 2023, a representative of the Coulter-Tkach Group’s financial advisor delivered a letter via email to the Company’s counsel and a representative J.P. Morgan Securities LLC rejecting the Board’s proposed terms of cooperation that were communicated on May 21, 2023 and stating that the Coulter-Tkach Group would be directing its representatives to cease efforts to reach a settlement and instead focus all efforts on pursuing the proxy fight.

Despite the Company’s lack of success in resolving the issues presented by the Coulter-Tkach Group, even after the adoption of effectively all requested changes, the Company remains ready and willing to reach mutual agreement in the best interests of all stockholders.

PROPOSAL 1: DIRECTOR ELECTION PROPOSAL

Our Board currently consists of seven members and is divided into three classes. The terms of two directors serving as Class II directors are scheduled to expire at the Annual Meeting. Upon the recommendation of our N&CG Committee, our Board has nominated the two persons listed below as Class II directors to stand for election at the Annual Meeting and serve for a term until the 2026 Annual Meeting of Stockholders, or until their successors are duly elected and qualified. In addition to the Board, the Coulter-Tkach Group has also nominated William Coulter and Melvin Flanigan to be included in its slate of director nominees for the Annual Meeting. Each nominee listed below is willing and able and has agreed, if elected, to serve as a director of RumbleOn.

Director Nominees

Below are the names of and certain information regarding our director nominees:

Name	Age	Position
William Coulter	67	Director Nominee
Melvin Flanigan	64	Director Nominee

As described previously, the Coulter-Tkach Group has notified RumbleOn of its intent to nominate two candidates for election as directors at the Annual Meeting. In accordance with the Company’s Bylaws and Nevada law, directors will be elected on a plurality basis. This means that the two director nominees receiving the greatest number of “FOR” votes will be elected. “WITHHOLD” votes and broker-non votes will be counted for purposes of determining if there is a quorum for this vote but will not be counted as votes cast and will result in the applicable nominee(s) receiving fewer votes cast “FOR” such nominee(s).

Our Board recommends that you vote “FOR” the election of both of the Board’s recommended director nominees—William Coulter and Melvin Flanigan, each of whom is highly qualified—on the GREEN proxy card. The Board strongly urges you to discard and NOT to vote using any white proxy card that may be sent to you by the Coulter-Tkach Group. If you have already voted using a white proxy card sent to you by the Coulter-Tkach Group, you have every right to change it and we strongly urge you to revoke that proxy by voting in favor of the Board’s nominees by using the GREEN proxy card to vote by Internet, telephone, or by signing, dating and returning the enclosed GREEN proxy card in the postage-paid envelope provided. Only the latest validly executed proxy that you submit will be counted — any proxy may be revoked at any time before its exercise at the Annual Meeting. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Alliance Advisors, LLC by phone at 1 (833) 501-4820.

In the event that the Coulter-Tkach Group withdraws its nominees, abandons its solicitation or fails to comply with the universal proxy rules after a stockholder has already granted proxy authority, such stockholder can still sign and date a later submitted GREEN proxy card.

Although the Company is also recommending the election of Messrs. Coulter and Flanigan at the Annual Meeting, for additional information regarding the Coulter-Tkach Group’s nominees and any other related information, please refer to the Coulter-Tkach Group’s proxy statement. You may receive solicitation materials from the Coulter-Tkach Group, including proxy statements and white proxy cards. RumbleOn is not responsible for the accuracy or completeness of any information provided by or relating to the Coulter-Tkach Group or its nominees contained in solicitation materials filed or disseminated by or on behalf of the Coulter-Tkach Group or any other statements the Coulter-Tkach Group may make. Stockholders will be able to obtain, free of charge, copies of all proxy statements, any amendments or supplements thereto and any other documents (including the GREEN proxy card) when filed by the applicable party with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov).

If you are a registered holder and submit a validly executed GREEN proxy card but do not specify how you want to vote your shares with respect to the election of directors, then your shares will be voted in line with the Board’s recommendation, i.e., “FOR” the two (2) Class II director nominees proposed by the Board and named in this proxy statement. Each nominee has consented to serve if elected. If any nominee becomes unavailable to serve as a director before the Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. At this time, the Board knows of no reason why any of the Board’s nominees would not be able to serve as a director if elected.

If you are a beneficial holder and properly mark, sign and return your GREEN voting instruction form or complete your proxy via Internet, your shares will be voted as you direct your bank or broker. However, if you sign and return your GREEN voting instruction form but do not specify how you want your shares voted with respect to the election of directors, then your shares may be voted in line with the Board’s recommendation with respect to the proposal, i.e., “FOR” the two (2) Class II director nominees proposed by the Board and named in this proxy statement, depending on the bank or broker through which you hold your shares. Please carefully review the instructions provided by your bank or broker. It is therefore important that you provide specific instructions to your broker or bank regarding the election of directors so that your vote with respect to this item is counted.

DIRECTOR NOMINEES: CLASS II — TERM EXPIRING AT 2026 ANNUAL MEETING

William Coulter currently serves as the Manager of Coulter Management Group LLLP, a business Mr. Coulter founded in 2011 to manage multiple auto dealerships and investments in real estate. Previously, Mr. Coulter served as a director and as an executive officer of the Company from August 2021 (and as Executive Vice Chairman from September 2021) until February 2022. Prior to joining the Company, Mr. Coulter served as a co-founder of RideNow with Mr. Tkach. He has significant experience in all aspects of powersports operations, including overseeing RideNow’s financial and growth strategies from 1989 until it was acquired by the Company in August 2021. Under Mr. Coulter’s leadership, RideNow grew from a single dealership into the largest powersports group of companies in the United States. Mr. Coulter has worked for auto dealerships for over 50 years and is an owner of several award-winning, Arizona-based auto dealerships.

We believe that Mr. Coulter possesses attributes that qualify him to serve as a member of our Board, including his extensive experience in the powersports and automotive sales industries.

Melvin Flanigan served as an advisor for Camping World Holdings, Inc., a leading retailer of RVs and outdoor products and services in the United States, from July 2020 until his retirement in December 2020, and as Chief Financial Officer and Corporate Secretary of Camping World Holdings, Inc. from January 2019 to June 2020, during which time he oversaw a significant turn-around in corporate and functional communication, structure and performance. Prior to joining Camping World Holdings, Inc., Mr. Flanigan served as Executive Vice President, Finance and Chief Financial Officer of DTS Inc., a company specializing in high-definition audio technologies, from September 2003 through December 2016. During that time, Mr. Flanigan also served as a member of DTS Inc.’s operating subsidiary boards. At DTS Inc., Mr. Flanigan helped transform the company from its startup stage into a publicly traded industry leader that was ultimately acquired by Tessera Holding Corporation for nearly $1 billion. Mr. Flanigan was previously a Certified Public Accountant and received an MBA and a BSc. in Accounting from Santa Clara University.

We believe that Mr. Flanigan will bring extensive experience in the senior management of public companies, and valuable leadership and business experience and insight, to his role as a member of the Board.

CONTINUING DIRECTORS: CLASS III — TERM EXPIRING AT 2024 ANNUAL MEETING

Marshall Chesrown, 65, has served as our Chief Executive Officer since October 24, 2016. Mr. Chesrown served as our Chairman from October 24, 2016 to May 9, 2023. Mr. Chesrown has over 35 years of leadership experience in the automotive retail sector. From December 2014 to September 2016, Mr. Chesrown served as Chief Operating Officer and as a director of Vroom.com, an online direct car retailer (“Vroom”). Mr. Chesrown served as Chief Operating Officer of AutoAmerica, an automotive retail company, from May 2013 to November 2014. Previously, Mr. Chesrown served as the President of Chesrown Automotive Group from January 1985 to May 2013, which was acquired by AutoNation, Inc., a leading automotive retail company, in 1997. Mr. Chesrown served as Senior Vice President of Retail Operations for AutoNation from 1997 to 1999. From 1999 to 2013, Mr. Chesrown served as the Chairman and Chief Executive Officer of Blackrock Development, a real estate development company widely known for development of the nationally recognized Golf Club at Black Rock. Mr. Chesrown filed for personal bankruptcy in May 2013, which petition was discharged in January 2017.

We believe that Mr. Chesrown possesses attributes that qualify him to serve as a member of our Board, including his extensive experience in the automotive retail sector.

Kevin Westfall, 67, has served on our Board since January 9, 2017 and as our Chairman since May 9, 2023. Mr. Westfall has served as Chairman of Prime Automotive Group since January 2020. Mr. Westfall was a co-founder and served as Chief Executive Officer of Vroom from January 2012 through November 2015. Previously, from March 1997 through November 2011, Mr. Westfall served as Senior Vice President of Sales and Senior Vice President of Automotive Finance at AutoNation. Mr. Westfall was a founder of BMW Financial Services in 1990 and served as its President until March 1997. Mr. Westfall also served as Retail Lease Manager of Chrysler Credit Corporation from 1987 until 1990 and as President of World Automotive Imports and Leasing from 1980 until 1987.

We believe that Mr. Westfall possesses attributes that qualify him to serve as a member of our Board, including his more than 30 years of executive experience in automotive retail and finance operations.

CONTINUING DIRECTORS: CLASS I — TERM EXPIRING AT 2025 ANNUAL MEETING

Shin Lee, 55, has served on our Board since June 23, 2022. Ms. Lee serves as Product Manager at Anchorage Digital, a global regulated cryptocurrency platform, since November 2022. Before Anchorage Digital, Ms. Lee served as the Chief of Staff of Square Financial Services, a bank newly established within Block, Inc. (previously known as Square) from June 2021 to July 2022. Before Block, Inc., Ms. Lee served in a number of senior executive roles at Wells Fargo in risk management, governance, global expansion, and merger integration from March 2003 to June 2021. Ms. Lee has an EMBA jointly awarded by NYU Stern, HEC School of Management, and the London School of Economics, and a Ph.D. in organizational psychology from Kansas State University.

We believe that Ms. Lee possesses attributes that qualify her to serve as a member of our Board, including her extensive understanding of corporate governance, risk management and business operations.

Rebecca C. Polak, 53, has served on our Board since May 9, 2023. From October 2020 to June 2022, Ms. Polak served as the Chief Commercial Officer and General Counsel of CarLotz, Inc. (NASDAQ: LOTZ), now known as Shift Technologies, Inc. (NASDAQ: SFT). Prior to joining CarLotz, Ms. Polak was employed at KAR Auction Services, Inc. (NYSE: KAR), now known as OPENLANE, and served as its Chief Legal Officer and President of TradeRev from October 2017 to October 2019 and Secretary of KAR from April 2007 until October 2019. Ms. Polak previously served as Executive Vice President and General Counsel for KAR from April 2007 to October 2017, the Assistant General Counsel and Assistant Secretary of ADESA, Inc. from February 2005 to April 2007 and as Vice President of ADESA from December 2006 to April 2007. Prior to joining ADESA, Ms. Polak practiced corporate and securities law with Krieg DeVault from 2000 to 2005 and with Haynes and Boone from 1995 to 1999. Ms. Polak received her JD from the Southern Methodist University Dedman School of Law, cum laude, and her BA in English from Indiana University Bloomington.

We believe that Ms. Polak possesses attributes that qualify her to serve as a member of our Board, including her executive experience in automotive wholesale and retail operations and her extensive legal experience, including within the automotive industry.

Steven Pully, 63, has served on our Board since May 11, 2023. Mr. Pully is currently a partner of Speyside Partners, an investment banking firm that he co-founded in May 2017. He also serves on the boards or in executive positions for various private companies. In addition, Mr. Pully currently serves as the Chairman and Chief Executive Officer of Harvest Oil and Gas, positions he has held since March 2019 and April 2021, respectively. Previously, Mr. Pully served as General Counsel and as a Partner of the investment firm, Carlson Capital, L.P. from 2008 to 2014, as Managing Director in the investment banking division of Bank of America and as a Senior Managing Director in the investment banking department of Bear Stearns & Company. Mr. Pully’s board service has spanned a variety of industries, including retail, restaurants, manufacturing, energy and power, technology and amusement parks, and has included multiple positions as chairman or lead director of the board, and also multiple chairmanships of audit, compensation, nominating and governance, and special committees. Within the past five years, Mr. Pully has served on the boards of the following public companies: VAALCO Energy, Goodrich Petroleum, Bellatrix Exploration, Harvest Oil and Gas and Titan Energy. Mr. Pully was appointed to the following boards over the past five years as an independent director immediately prior to the company filing for bankruptcy under Chapter 11: Limetree Bay Refinery, Southland Royalty and GenCanna Global. Mr. Pully currently serves as an independent member of the board of Heritage Power at the appointment of the company’s lenders. Prior to the company’s bankruptcy filing, he was restricted from voting on any matter unless the matter involved a sale of the company, an affiliate transaction or a bankruptcy. Mr. Pully began his career as an attorney with Baker Botts L.L.P. and is a Chartered Financial Analyst, a Certified Public Accountant in the State of Texas and a member of the State Bar of Texas.

We believe that Mr. Pully possesses attributes that qualify him to serve as a member of our Board, including his experience as a public company director, his financial expertise, and experience serving in various executive leadership roles.

Vote Required and Board Recommendation

In accordance with the Company’s Bylaws and Nevada law, the vote required to elect each Class II director is a plurality of the stock having voting power present in person or represented by proxy at the Annual Meeting. Withheld votes and broker non-votes will be counted for purposes of determining if there is a quorum at the Annual Meeting for this vote but will not be counted as votes cast and will result in the applicable nominee(s) receiving fewer votes cast “FOR” such nominee(s).

The Coulter-Tkach Group has notified RumbleOn of its intent to nominate two Class II directors for election as directors at the Annual Meeting—William Coulter and Melvin Flanigan. The Board recommends that you vote “FOR” the election of William Coulter and Melvin Flanigan—who are also the Board’s nominees—using the GREEN proxy card.

CORPORATE GOVERNANCE

Corporate Governance Principles and Code of Ethics

Our Board is committed to sound corporate governance principles and practices. Our Board’s core principles of corporate governance are set forth in our Corporate Governance Principles. In order to clearly set forth our commitment to conduct our operations in accordance with our high standards of business ethics and applicable laws and regulations, our Board also adopted a Code of Business Conduct and Ethics, which is applicable to all directors, officers, and employees. A copy of the Code of Business Conduct and Ethics and the Corporate Governance Principles is available under the Investors tab of our website at www.rumbleon.com. You also may obtain without charge a printed copy of the Code of Business Conduct and Ethics and Corporate Governance Principles by sending a written request to: Investor Relations, RumbleOn, Inc., 901 W. Walnut Hill Lane, Irving, Texas 75038. Amendments or waivers of the Code of Business Conduct and Ethics and Corporate Governance Principles will be provided on our website within four business days after the date of the amendment or waiver.

Board of Directors

The business and affairs of our company are managed by or under the direction of the Board. The Board is currently composed of seven members. The Board has elected an independent Chairman and our Bylaws require that our Chairman not be an executive or former executive of the Company.

The Board held six meetings and took five actions by unanimous written consent during the year ended December 31, 2022. In 2022, each person serving as a director attended at least 75% of the total number of meetings of our Board and any Board committee on which he or she served.

Our directors are expected to attend our Annual Meeting. Any director who is unable to attend our Annual Meeting is expected to notify the Chairman in advance of the Annual Meeting. All of our directors serving at the time of the 2022 Annual Meeting of Stockholders were in attendance.

Board Committees

Pursuant to our Bylaws, our Board may designate one or more committees, each consisting of one or more directors, and delegate to any such committee the full power of the Board, to the fullest extent permitted by law.

Our Board has established three separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee, and the N&CG Committee. The charters for our Board committees set forth the scope of the responsibilities of that committee. The Board will assess the effectiveness and contribution of each committee on an annual basis. These charters are available at www.rumbleon.com, and you may obtain a printed copy of any of these charters by sending a written request to: Investor Relations, RumbleOn, Inc., 901 W. Walnut Hill Lane, Irving, Texas 75038.

Audit Committee. We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The current members of the Audit Committee are Messrs. Michael Marchlik (chair), Steven Pully, and Kevin Westfall, and Ms. Shin Lee. Denmar Dixon served on the Audit Committee through January 18, 2023. The Board has determined that Mr. Marchlik is an “audit committee financial expert,” as defined in Item 407 of Regulation S-K. Mr. Marchlik is not standing for re-election at the Annual Meeting.

The primary function of the Audit Committee is to assist the Board in fulfilling its responsibilities by overseeing our accounting and financial processes and the audits of our financial statements. The independent auditor is ultimately accountable to the Audit Committee, as representative of the stockholders. The Audit Committee has the ultimate authority and direct responsibility for the selection, appointment, compensation, retention, and oversight of the work for which our independent auditor is engaged for the purpose of preparing and issuing an audit report or performing other audit, review or attest services for us (including the resolution of disagreements between management and the independent auditors regarding financial reporting), and the independent auditor must report directly to the Audit Committee. The Audit Committee also is responsible for the review of proposed transactions between us and related parties. For a complete description of the Audit Committee’s responsibilities, you should refer to the Audit Committee Charter. The Audit Committee held four meetings and took one action by unanimous written consent during the year ended December 31, 2022. Steven Pully was appointed to the Audit Committee on May 11, 2023 and therefore did not participate in any Audit Committee meetings during the fiscal year ended December 31, 2022.

Compensation Committee. The current members of the Compensation Committee are Messrs. Adam Alexander (chair) and Michael Marchlik, and Mses. Shin Lee and Rebecca Polak. Messrs. Marchlik and Alexander are not standing for re-election at the Annual Meeting. The Compensation Committee was established to, among other things, administer and approve all elements of compensation and awards for our executive officers. The Compensation Committee has the responsibility to review and approve the business goals and objectives relevant to each executive officer’s compensation, evaluate individual performance of each executive in light of those goals and objectives, and determine and approve each executive’s compensation based on this evaluation. For a complete description of the Compensation Committee’s responsibilities, you should refer to the Compensation Committee Charter. The Compensation Committee held one meeting and took one action by unanimous written consent during the year ended December 31, 2022. Rebecca Polak was appointed to the Compensation Committee on May 11, 2023 and therefore did not participate in any Compensation Committee meetings during the fiscal year ended December 31, 2022.

Nominating and Corporate Governance Committee. The current members of the N&CG Committee are Ms. Shin Lee (Chair) and Messrs. Adam Alexander and Kevin Westfall. Mr. Alexander is not standing for re-election at the Annual Meeting. Mr. Dixon served on the N&CG Committee through January 18, 2023. The N&CG Committee is responsible for identifying individuals qualified to become members of the Board or any committee thereof, recommending nominees for election as directors at each annual stockholder meeting, recommending candidates to fill any vacancies on the Board or any committee thereof, and overseeing the evaluation of the Board. For a complete description of the N&CG Committee’s responsibilities, you should refer to the N&CG Committee Charter. The N&CG Committee held one meeting and took two actions by unanimous written consent during the year ended December 31, 2022.

The N&CG Committee will consider all qualified director candidates identified by various sources, including members of the Board, management and stockholders. Candidates for directors recommended by stockholders will be given the same consideration as those identified from other sources. The N&CG Committee is responsible for reviewing each candidate’s biographical information, meeting with each candidate and assessing each candidate’s independence, skills and expertise based on a number of factors. While we do not have a formal policy on diversity, when considering the selection of director nominees, the N&CG Committee considers individuals with diverse backgrounds, viewpoints, accomplishments, cultural background, and professional expertise, among other factors.

Board Leadership

The Board has a policy, reflected in its Bylaws, that prohibits the office of Chairman of the Board (“Chairman”) from being filled by an executive officer or former executive officer of the Company, including the Chief Executive Officer. Kevin Westfall, an independent director, serves as our Chairman and our Chief Executive Officer is Marshall Chesrown.

Board Oversight of Enterprise Risk

The Board is actively involved in the oversight and management of risks that could affect the Company. This oversight and management is conducted primarily through the committees of the Board identified above, but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, credit, and operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The other committees of the Board consider the risks within their areas of responsibility. The Board satisfies its oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Director Independence

Our Board has determined that Messrs. Alexander, Marchlik, Pully and Westfall, Mses. Lee and Polak qualify as “independent” directors in accordance with the listing requirements of NASDAQ. The NASDAQ independence definition includes a series of objective tests regarding a director’s independence and requires that the Board make an affirmative determination that a director has no relationship with us that would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director. There are no family relationships among any of our directors or executive officers.

Communications with the Company and the Board

Stockholders may communicate with the Company through its Investor Relations Department by writing to Investor Relations, RumbleOn, Inc., 901 W. Walnut Hill Lane, Irving, Texas 75038.

Stockholders interested in communicating with our Board, any Board committee, any individual director, or any group of directors (such as our independent directors) should send written correspondence to RumbleOn, Inc. Board of Directors, Attn: Secretary, 901 W. Walnut Hill Lane, Irving, Texas 75038.

Stockholder Proposals for Next Year’s Annual Meeting

Any stockholder who wishes to present a proposal for action at our next Annual Meeting of Stockholders, or to nominate a director candidate for our Board, must submit such proposal or nomination in writing to our Corporate Secretary at RumbleOn, Inc., 901 W. Walnut Hill Lane, Irving, Texas 75038. The proposal or nomination should comply with the time period and information requirements as set forth in our Bylaws relating to stockholder business or stockholder nominations, respectively. To be eligible to present a proposal or nomination at the 2024 Annual Meeting of Stockholders, such proposal or nomination must be properly submitted to us as set forth in our Bylaws and not earlier than March 16, 2024 nor later than April 15, 2024. These requirements are separate from the SEC’s requirements that a stockholder must meet in order to have a proposal included in our proxy statement. Stockholders interested in submitting a proposal for inclusion in the proxy statement for the 2024 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals pursuant to SEC Rule 14a-8 must be received by our Corporate Secretary at the herein above address no later than [●].

Additionally, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, including a statement that such person intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote in the election of directors in support of director nominees other than the Company’s nominees, no later than May 15, 2024.

EXECUTIVE COMPENSATION

Executive and Director Compensation

Summary Compensation Table

The following table provides the compensation paid to our principal executive officer and two other highest paid executive officers for the years ended December 31, 2022 and December 31, 2021 (“named executive officers”).

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards(1)	All Other Compensation	Total
Marshall Chesrown	2022	$696,154	$658,282	$2,099,969	$-	$3,454,405
Chief Executive Officer	2021	$475,769	$833,750	$2,560,256	$-	$3,869,775

Peter Levy	2022	$500,000	$554,845	$1,499,973	$-	$2,554,818
Former President and Chief Operating Officer(3)	2021	$465,354	$733,750	$2,560,256	$-	$3,759,360

Narinder Sahai	2022	$361,599	$235,625	$726,744	$125,000(3)	$1,448,968
Former Chief Financial Officer(4)

(1)	Stock awards reflect the grant date fair value of restricted stock units (“RSUs”) determined pursuant to FASB ASC Topic 718 awarded during the calendar year.

(2)	Mr. Levy resigned as President, Chief Operating Officer and director effective May 9, 2023.
(3)	Relocation expenses.

(4)	Mr. Sahai served as Chief Financial Officer from February 1, 2022 to January 17, 2023.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2022.

Name	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Marshall Chesrown(2)	46,460	$300,596

Peter Levy(3)	33,185	$214,707

Narinder Sahai(4)	21,196	$137,138

(1)	Determined by multiplying the closing price of the Company’s Common Stock on December 30, 2022, $6.47, by the number of shares of Common Stock underlying the RSUs.

(2)	On March 17, 2022, Mr. Chesrown was granted 61,946 RSUs, which vest in twelve equal quarterly installments beginning on June 17, 2022.

(3)	On March 17, 2022, Mr. Levy was granted 44,247 RSUs, which vest in twelve equal quarterly installments beginning on June 17, 2022.

(4)	On February 1, 2022, Mr. Sahai was granted 5,000 RSUs in connection with his beginning employment with the Company. On March 17, 2022, Mr. Sahai was granted 16,196 RSUs. All of Mr. Sahai’s RSUs vested upon his termination on January 17, 2023.

Executive Employment Agreements and Other Arrangements

Marshall Chesrown

Before August 31, 2021, the Company had not entered into employment contracts with its executive officers. Accordingly, the Company’s executive officers were employees on an at-will basis. During 2020, the salary for the current executive officer was as follows: Marshall Chesrown — $360,000.

On March 12, 2021, the Compensation Committee completed its annual grant of RSUs to company employees, including a grant to Mr. Chesrown of 38,521 RSUs, subject to stockholder approval of the amendment to the Company’s 2017 Stock Incentive Plan presented to the stockholders at the 2021 Special Meeting of Stockholders. These RSUs vest in equal quarterly installments during the thirty-six month period following the grant date.

On April 12, 2021, the Compensation Committee approved discretionary bonuses to certain company employees, including $275,000 to Mr. Chesrown.

Also, on April 12, 2021, the Compensation Committee approved increases in the annual salary for Mr. Chesrown to $500,000, effective March 1, 2021.

On August 31, 2021, 30,000 RSUs were granted to Mr. Chesrown. Also, on August 31, 2021, all RSUs outstanding under the 2017 Stock Incentive Plan vested at the closing of the acquisition of the RideNow entities (the “RideNow Transaction”), in accordance with the terms of the RSU Award Agreements governing the award, and the shares of Class B common stock were issued on September 3, 2021.

Also, on August 31, 2021, the Company entered into an employment agreement with Mr. Chesrown, in connection with his service as an executive officer of the Company (the “Chesrown Employment Agreement”). The Chesrown Employment Agreement has a three year term and automatically renews each month unless the Company or Mr. Chesrown provides the other party written notice at least fifteen days prior to the applicable date of renewal or unless terminated earlier pursuant to the terms of the Chesrown Employment Agreement. In connection with the Chesrown Employment Agreement, Mr. Chesrown receives an annual salary of $500,000. On March 17, 2022, the Compensation Committee approved an increase in Mr. Chesrown’s salary to $700,000 annually, effective January 1, 2022.

Mr. Chesrown is eligible for annual cash bonuses of up to 125% of his base salary, upon achievement of the performance metrics adopted by the Board or the Compensation Committee. Additionally, Mr. Chesrown is eligible to participate in the Company’s existing and future equity plans, benefits plan, policies, or arrangements maintained by the Company and made available to employees generally and for the benefits of executives.

The Company may terminate the Chesrown Employment Agreements and Mr. Chesrown’s employment at any time during the term for “Cause,” as such term is defined in the Chesrown Employment Agreement. Also, the Company may terminate the Chesrown Employment Agreement and Mr. Chesrown’s employment without cause. Mr. Chesrown may terminate his employment and the Chesrown Employment Agreement for “Good Reason,” as such term is defined in the Chesrown Employment Agreement. Also, Mr. Chesrown may terminate his employment and the Chesrown Employment Agreement for any reason or without reason; provided he provides the Company with at least thirty (30) days’ prior written notice. Mr. Chesrown’s employment and the Chesrown Employment Agreement will automatically terminate upon Mr. Chesrown’s death, as applicable. The Company may terminate the Chesrown Employment Agreement and Mr. Chesrown’s employment with the Company immediately upon a determination of “Disability,” as such term is defined in the Chesrown Employment Agreement. Upon termination of the Chesrown Employment Agreement due to Mr. Chesrown’s death or disability, the Company shall pay, in the case of death, to Mr. Chesrown’s estate, all “Accrued Obligations” and “Termination Compensation,” as such terms are defined in the Chesrown Employment Agreement, as if the employee had been terminated by the Company without Cause, and in the case of disability, to Mr. Chesrown, all Accrued Obligations and Termination Compensation as if he had been terminated by the Company without Cause, subject to reduction by the amount of any disability insurance proceeds paid to or on behalf of employee. In the event Mr. Chesrown’s employment is terminated by the Company for cause, the Company shall pay to Mr. Chesrown Accrued Obligations.

In the event the Company terminates the Chesrown Employment Agreement without cause or if Mr. Chesrown terminates the Chesrown Employment Agreement and his employment with the Company for Good Reason, the Company shall pay to Mr. Chesrown the Termination Compensation, as such term is defined in the Chesrown Employment Agreement, as applicable. In the event Mr. Chesrown terminates the Chesrown Employment Agreement and his employment with the Company for any reason (other than Good Reason) during the term of his applicable employment agreement, the Company shall pay to Mr. Chesrown the Accrued Obligations, as applicable.

Pursuant to the Chesrown Employment Agreement or individual equity award agreements, all equity benefits granted to the Mr. Chesrown shall vest immediately upon: (i) a “Change of Control,” as such term is defined in the Chesrown Employment Agreement, (ii) a termination of Mr. Chesrown’s employment by the Company without cause, (iii) a termination of employment by Mr. Chesrown for Good Reason, or (iv) Mr. Chesrown’s death or disability.

Narinder Sahai

On February 1, 2022, the Company entered into an employment agreement with Mr. Sahai for his service as Chief Financial Officer (the “Sahai Employment Agreement”). The Sahai Employment Agreement had an initial term of two years and could be renewed from time to time. Pursuant to the Sahai Employment Agreement, Mr. Sahai received an annual salary of $400,000 and was eligible to receive an annual cash bonus of up to 100% of his base salary, subject to the achievement of the performance metrics adopted by the Board of Directors or the Compensation Committee. Mr. Sahai received an initial grant of 5,000 restricted stock units under the Company’s 2017 Incentive Plan and was eligible to receive an annual grant of restricted stock units having a value equal to 1.5 times his annual base salary. The initial and annual restricted stock units were scheduled to vest over a three-year period. Mr. Sahai was eligible to receive a cash payment equal to one year of his current base salary and the current year’s target bonus in the event he is terminated during his employment term due to a change of control and in other circumstances set forth in the Sahai Employment Agreement. Additionally, Mr. Sahai was eligible to participate in the Company’s existing and future equity plans, benefits plan, policies, or arrangements maintained by the Company and made available to employees generally and for the benefits of executives.

Mr. Sahai’s service as the Company’s Chief Financial Officer ended on January 17, 2023. Because Mr. Sahai complied with the provisions of Section 5(e) of his employment agreement, Mr. Sahai will receive the payments described in such section. Mr. Sahai stayed on as a special advisor to the Company through April 15, 2023.

Peter Levy

On August 31, 2021, the Company entered into an employment agreement with Mr. Levy, in connection with his service as President of the Company (the “Levy Employment Agreement”). The Levy Employment Agreement had an initial three year term and could be renewed from time to time. Pursuant to the Levy Employment Agreement Mr. Levy received an annual salary of $500,000 and was eligible for an annual cash bonus of up to 125% of his base salary, subject to achievement of the performance metrics adopted by the Board or the Compensation Committee. Mr. Levy received an initial grant of 30,000 restricted stock units under the Company’s 2017 Incentive Plan. Mr. Levy was also eligible to participate in the Company’s equity plans, benefits plan, policies, or arrangements maintained by the Company and made available to employees generally and for the benefits of executives.

Mr. Levy’s service as the Company’s President and Chief Operating Officer ended on May 9, 2023. In connection with his separation and in consideration for Mr. Levy’s resignation from the Board, the Company and Mr. Levy entered into a Release Agreement, dated May 9, 2023, and attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on May 10, 2023 (the “Release Agreement”). Pursuant to the Release Agreement, among other things, the Company agreed, subject to the requirements of Section 409A of the Code, to accelerate a portion of the severance payments to which Mr. Levy is entitled to under Section 5(e) of the Levy Employment Agreement, and to place the remainder of the severance payments to which Mr. Levy is entitled in a rabbi trust for the benefit of Mr. Levy, and which also confirms certain post-termination obligations under the Levy Employment Agreement and includes a general release of claims by Mr. Levy and a limited release of claims by the Company. The severance payments to be contributed by the Company to the rabbi trust will be held subject to the claims of the Company’s creditors in the event of the Company’s insolvency, until paid to Mr. Levy and his beneficiaries.

Director Compensation

Before the 2022 Annual Meeting, the only method of non-employee director compensation was the grant of RSUs. The Company did not pay a cash retainer, meeting fee, committee membership fee, or other such stipend, however the Company did reimburse each non-employee director for fees, travel, and expenses related to their attendance, if and when incurred.

Following the 2022 Annual Meeting, non-employee directors receive an annual cash retainer of $65,000 and an annual award of $100,000 in RSUs priced at the grant date fair value. Committee chairs and members receive additional cash retainers as follows.

Committee	Chair	Member
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
N&CG Committee	$10,000	$5,000

The following table summarizes the compensation paid to our directors for the year ended December 31, 2022.

Name	Fees Earned in Cash	Stock Awards(1)	All Other Compensation (2)	Total
Adam Alexander(3)	$85,000	$174,984	$-	$259,984
William Coulter(4)	$-	$-	$274,520	$274,520
Sam Dantzler(5)	$-	$169,661	$-	$169,661
Denmar Dixon(6)	$85,000	$174,984	$-	$259,984
Shin Lee(7)	$77,500	$99,999	$-	$177,499
Michael Marchlik(8)	$97,500	$174,984	$-	$272,484
Mark Tkach(9)	$-	$-	$274,520	$274,520
Kevin Westfall	$75,000	$174,984	$-	$249,984

(1)	Stock awards reflect the grant date fair value of restricted stock units determined pursuant to FASB ASC Topic 718 awarded during the calendar year. All RSUs outstanding under the 2017 Stock Incentive Plan, vested at closing of the RideNow Transaction, in accordance with the terms of the RSU Award Agreements governing the awards.

(2)	Represents compensation paid to each of Mr. Coulter and Mr. Tkach in connection with their employment from January 1, 2022 to February 11, 2022 as follows: (i) salary - $79,808, (ii) bonus - $156,250, and (iii) paid time off - $38,462.
(3)	Mr. Alexander is not standing for re-election at the Annual Meeting.

(4)	Mr. Coulter resigned effective February 11, 2022 and is a Class II director nominee recommended by the Board for election at the Annual Meeting.

(5)	Mr. Dantlzer resigned effective February 4, 2022.

(6)	Mr. Dixon resigned effective January 18, 2023.
(7)	Ms. Lee joined the Board on June 23, 2022.
(8)	Mr. Marchlik is not standing for re-election at the Annual Meeting.

(9)	Mr. Tkach resigned effective February 11, 2022.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2022 with respect to all of our compensation plans under which equity securities are authorized for issuance:

	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance(2)
Equity compensation plans approved by stockholders	591,328	$79.48	1,071,140
Equity compensation plans not approved by stockholders	-	$-	-
Total	591,328	$79.48	1,071,140

(1)	This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of outstanding restricted stock unit awards issued under our 2017 Stock Incentive Plan.

(2)	As of December 31, 2022, the number of shares of Class B common stock authorized under the 2017 Stock Incentive Plan was 2,700,000. As of December 31, 2022, 1,071,140 shares of Class B common stock are available for future issuance.

PAY VERSUS PERFORMANCE

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last two completed calendar years. In determining the “compensation actually paid” to our named executive officers (“NEOs”), we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table (“SCT”) in previous years, as the SEC’s valuation methods for this section differ from those required in the SCT.

Pay Versus Performance Table

The table below summarizes compensation values both previously reported in our SCT, as well as the adjusted values required in this section for fiscal years 2022 and 2021. Note that for our NEOs other than our principal executive officer (the “PEO”), compensation is reported as an average.

	PEO		Non-PEO
Year	Summary Compensation Table Total for PEO(1)(2)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(4)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(5)	Value of Initial Fixed $100 Investment Based on TSR(6)	Net Loss ($M)(7)
2022	$3,454,405	$1,917,055	$2,001,893	$1,158,036	$21.42	$(261,513)
2021	$3,869,775	$4,135,498	$2,494,090	$2,783,256	$137.48	$(9,725)

(1)	During fiscal years 2022 and 2021, the PEO was Marshall Chesrown. During fiscal year 2022, the non-PEO NEOs were Peter Levy and Narinder Sahai. During fiscal year 2021, the non-PEO NEOs were William Coulter, Mark Tkach, and Peter Levy.

(2)	The dollar amounts reported are the amounts of total compensation reported for Mr. Chesrown for the applicable fiscal year in the “Total” column of the SCT.

(3)	The following table sets forth the adjustments made to the SCT total for each year represented in the pay versus performance table to arrive at “compensation actually paid” to our PEO, as computed in accordance with Item 402(v) of Regulation S-K:

	2022	2021
SCT Total for PEO	$3,454,405	$3,869,775
Less: Amount reported under the “Stock Awards” column in the SCT (measured at grant date)	$(2,099,969)	$(2,560,256)
Less: Amounts reported under the “Option Awards” column in the SCT	$-	$-
Add: Fair value of awards granted during the fiscal year that are outstanding and unvested as of the end of the fiscal year (measured at year end)	$300,596	$-
Add: Fair value of awards granted during the fiscal year that vested during the fiscal year (measured at vesting date)	$262,023	$2,404,402
(Deduct) add: Change in fair value as of fiscal year-end, compared to prior fiscal year-end, of awards granted in any prior fiscal year that are outstanding and unvested as of the end of the fiscal year	$—	$—
(Deduct) add: Change in fair value as of vesting date, compared to prior fiscal year-end, of awards granted in any prior fiscal year for which all vesting conditions were satisfied at fiscal year-end or during the fiscal year	$—	$421,577

Total Adjustments	$(1,537,350)	$265,723
Compensation Actually Paid to PEO	$1,917,055	$4,135,498

Assumptions used in the fair valuation of equity awards for the adjustments described above to calculate compensation actually paid to the PEO were not materially different from those used in the Company’s grant date fair value calculations as described in Notes 2 and 3 to the SCT.

(4)	The dollar amounts reported represent the average of the amounts reported for the non-PEO NEOs for the applicable fiscal year in the “Total” column of the SCT.

(5)	The following table sets forth the adjustments made, on an average basis, to the average SCT total for each year represented in the pay versus performance table to arrive at “average compensation actually paid” to our non-PEO NEOs:

	2022	2021
Average SCT Total for Non-PEO NEOs	$2,001,893	$2,494,090
Less: Amount reported under the “Stock Awards” column in the SCT (measured at grant date)	$(1,113,359)	$(1,853,419)
Less: Amounts reported under the “Option Awards” column in the SCT	$-	$-
Add: Fair value of awards granted during the fiscal year that are outstanding and unvested as of the end of the fiscal year (measured at year end)	$175,926	$1,170,559
Add: Fair value of awards granted during the fiscal year that vested during the fiscal year (measured at vesting date)	$187,152	$1,251,984
(Deduct) add: Change in fair value as of fiscal year-end, compared to prior fiscal year-end, of awards granted in any prior fiscal year that are outstanding and unvested as of the end of the fiscal year	$—	$—
(Deduct) add: Change in fair value as of vesting date, compared to prior fiscal year-end, of awards granted in any prior fiscal year for which all vesting conditions were satisfied at fiscal year-end or during the fiscal year	$—	$412,108
Total Adjustments	$(750,281)	$981,232
Average Compensation Actually Paid to Non-PEO NEOs	$1,158,036	$2,783,256

Assumptions used in the fair valuation of equity awards for the adjustments described above to calculate average compensation actually paid to the Non-PEO NEOs were not materially different from those used in the Company’s grant date fair value calculations as described in Notes 2 and 3 to the SCT.

(6)	The amounts reported represent the measurement period value of an investment of $100 in our stock on December 31, 2020 (the last trading day before the 2021 fiscal year), and then valued again on each of December 31, 2021 (the last trading day of the 2021 fiscal year) and December 30, 2022 (the last trading day of the 2022 fiscal year), based on the closing price per share of the Company’s Class B common stock as of such dates.

(7)	The amounts reported represent net loss for the applicable fiscal year calculated in accordance with generally accepted accounting principles in the United States. The year ended December 31, 2022 includes a $(350,315) impairment of goodwill and franchise rights.

Narrative Disclosure to Pay Versus Performance Table

The graphs below display the relationship between compensation actually paid to the PEO and the average compensation actually paid to the non-PEO NEOs and the Company’s total shareholder return (based on a fixed investment of $100 on December 31, 2020) and net loss for the years presented.

EXECUTIVE OFFICERS

Name	Age	Position
Marshall Chesrown	65	Chief Executive Officer and Director
Blake Lawson	52	Chief Financial Officer
Michael Francis	57	Chief Legal Officer and Secretary

The following is certain biographical information describing the business experience of our executive officers as of the date of this filing who do not serve as directors. Mr. Chesrown’s biography appears earlier in this proxy statement. See “Directors Nominees.”

Blake Lawson, 52, has served as Chief Financial Officer since January 19, 2023. In his role as RumbleOn’s Chief Financial Officer, Mr. Lawson will be responsible for leading RumbleOn’s financial strategy, accounting, tax, treasury, planning & analysis, and finance operations. Previously Mr. Lawson served as Chief Financial Officer for the RideNow group of powersports retailers, and the Coulter Automotive Group, since 2020. Before RideNow, Mr. Lawson served in several key financial roles, including Chief Financial Officer for American Powersports since 2011, Corporate Controller since 2006 and he began his powersports experience as a consultant and trainer for ADP “Lightspeed” from 2001 through 2006. Mr. Lawson holds a Bachelor of Arts from the University of Utah, and a Master of Business Administration from the Thunderbird School of Global Management. Mr. Lawson has been a certified public accountant (CPA) since 2015.

Michael Francis, 57, has served as Chief Legal Officer and Secretary since August 1, 2021. Mr. Francis has extensive experience in public and private securities transactions, corporate governance and compliance matters, mergers and acquisitions, and private equity investments. Mr. Francis has worked with Marshall Chesrown and the late Steve Berrard since 2016, supporting the creation of RumbleOn, and continued through its ultimate launch, its IPO and NASDAQ listing in 2017. Before 2016, Mr. Francis had worked with Mr. Berrard from the time he joined Akerman LLP in many of Mr. Berrard’s business ventures in both the public and private sectors. Mr. Francis joined Akerman LLP in 1997 and served as outside counsel to numerous companies during his time with the firm. Mr. Francis has a robust history of guiding companies through corporate development initiatives including IPOs, debt and equity capital raises, and M&A transactions, as well as serving as day-to-day corporate legal counsel for companies across multiple industries. Mr. Francis also served as in-house counsel to Lennar Corporation from 2005 to 2007 before returning to Akerman as a Partner in 2008. Mr. Francis earned his J.D. from Harvard Law School and his Bachelor of Arts in Philosophy from the University of Florida.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with the SEC rules, shares of our common stock that may be acquired upon exercise or vesting of equity awards within 60 days of the date of the table below are deemed beneficially owned by the holders of such options and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

As of May 19, 2023, 50,000 shares of Class A common stock and 16,505,609 shares of Class B common stock were issued and outstanding. The following table sets forth information with respect to the beneficial ownership of our common stock as of May 19, 2023, by (i) each of our directors, director nominees, and executive officers, (ii) all of our directors and executive officers as a group, and (iii) each stockholder known by us to be the beneficial owner of more than 5% of our common stock. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of common stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our Company.

Unless otherwise noted below, the address of each person listed on the table is c/o RumbleOn, Inc., 901 W. Walnut Hill Lane, Irving, Texas 75038.

Beneficial Owner Executive Officers and Directors	Class A Common Stock Beneficially Owned	Percentage of Class A Common Stock Beneficially Owned (%)(1)	Class B Common Stock Beneficially Owned	Percentage of Class B Common Stock Beneficially Owned (%)(2)
Marshall Chesrown(3)	43,750	87.5%	252,541	1.5%
Blake Lawson (4)	—	—%	21,022	*	%
Michael Francis(5)	—	—%	36,128	*	%
Adam Alexander(6)	—	—%	28,799	*	%
Shin Lee(7)	—	—%	6,799	*	%
Michael Marchlik(8)	—	—%	29,799	*	%
Rebecca C. Polak(9)	—	—%	987	*	%
Steven Pully(10)	—	—%	950	*	%
Kevin Westfall(11)	—	—%	35,608	*	%
All executive officers and directors as a group (9 persons)(12)	43,750	87.5%	405,397	2.5%
Beneficial Ownership of 5% or more:
Ophir Global Opportunities Fund(13)	—	—%	985,270	6.0%
William Coulter(14)	—	—%	2,621,405	15.9%
Mark Tkach(15)	—	—%	2,621,028	15.9%
Stone House Capital Management, LLC(16)	—	—%	1,800,000	10.9%
Nantahala Capital Management, LLC(17)	—	—%	1,489,391	9.0%
FMR LLC(18)	—	—%	1,795,080	10.9%
Berrard Holdings LP(19)	6,250	12.5%	84,501	*	%

*	Represents beneficial ownership of less than 1%.

(1)	Based on 50,000 shares of Class A common stock issued and outstanding as of May 19, 2023. The Class A common stock has ten votes for each share.

(2)	Based on 16,505,609 shares of Class B common stock issued and outstanding as of May 19, 2023. The Class B common stock has one vote for each share.

(3)	As of May 19, 2023, Mr. Chesrown has voting power representing approximately 3.9% of our outstanding Class A and Class B common stock. As of May 19, 2023, Mr. Chesrown exercises sole voting and dispositive power over 21,071 shares of Class B common stock issuable upon the vesting of RSUs.

(4)	As of May 19, 2023, Mr. Lawson exercises sole voting and dispositive power over 18,371 shares of Class B common stock and 2,651 shares of Class B common stock issuable upon the vesting of RSUs.

(5)	As of May 19, 2023, Mr. Francis exercises sole voting and dispositive power over 29,356 shares of Class B common stock and 6,772 shares of Class B common stock issuable upon the vesting of RSUs.

(6)	As of May 19, 2023, Mr. Alexander exercises sole voting and dispositive power over 27,100 shares of Class B common stock and 1,699 shares of Class B common stock issuable upon the vesting of RSUs.

(7)	As of May 19, 2023, Ms. Lee exercises sole voting and dispositive power over 5,100 shares of Class B common stock and 1,699 shares of Class B common stock issuable upon the vesting of RSUs.

(8)	As of May 19, 2023, Mr. Marchlik exercises sole voting and dispositive power over 28,100 shares of Class B common stock and 1,699 shares of Class B common stock issuable upon the vesting of RSUs.

(9)	As of May 19, 2023, Ms. Polak exercises sole voting and dispositive power over 987 shares of Class B common stock issuable upon the vesting of RSUs.

(10)	As of May 19, 2023, Mr. Pully exercises sole voting and dispositive power over 950 shares of Class B common stock issuable upon the vesting of RSUs.

(11)	As of May 19, 2023, Mr. Westfall exercises sole voting and dispositive power over 33,909 shares of Class B common stock and 1,699 shares of Class B common stock issuable upon the vesting of RSUs.

(12)	As of May 19, 2023, all directors and executive officers as a group have voting power representing approximately 5.0% of our outstanding Class A and Class B common stock.

(13)	Based on the Schedule 13G filed on February 14, 2022, by Ophir Global Opportunities Fund which reported that, as of February 14, 2022, Ophir Global Opportunities Fund beneficially owned 985,270 shares of our outstanding Class B common stock, with sole dispositive power over 985,270 shares of our Class B common stock. The address for Ophir Global Opportunities Fund is Level 26, Governor Philip Tower One Farrer Place, Sydney, NSW 2000.

(14)	Based on Amendment No. 1 to the Schedule 13D filed on March 15, 2023, by William Coulter which reported that, as of March 15, 2023, William Coulter beneficially owned 2,621,405 shares of our outstanding Class B common stock, with sole dispositive power over 2,621,405 shares of our Class B common stock. The address for William Coulter is 1188 East Camelback Road, Phoenix, AZ 85014.

(15)	Based on Amendment No. 1 to the Schedule 13D filed on March 15, 2023, by Mark Tkach which reported that, as of March 15, 2023, Mark Tkach beneficially owned 2,621,028 shares of our outstanding Class B common stock, with sole dispositive power over 2,621,028 shares of our Class B common stock. The address for Mark Tkach is 1188 East Camelback Road, Phoenix, AZ 85014.

(16)	Based on the Amendment No. 1 to Schedule 13G filed on April 12, 2023, by Stone House Capital Management, LLC which reported that, as of April 10, 2023, Stone House Capital Management, LLC beneficially owned 1,800,00 shares of our outstanding Class B common stock, with shared dispositive power over 1,800,000 shares of our Class B common stock. The address for Stone House Capital Management, LLC is 1019 Kane Concourse, Suite 202, Bay Harbor Islands, Florida 33154.

(17)	Based on Amendment No. 1 to the Schedule 13G filed on February 14, 2023, by Nantahala Capital Management, LLC which reported that, as of December 31, 2022, Nantahala Capital Management, LLC beneficially owned 1,489,391 shares of our outstanding Class B common stock, with shard dispositive power over 1,489,391 shares of our Class B common stock. The address for Nantahala Capital Management, LLC is 130 Main St. 2nd Floor, New Canaan, CT 06840.

(18)	Based on Amendment No. 1 to the Schedule 13G filed on February 9, 2023, by FMR LLC which reported that, as of February 9, 2023, FMR LLC beneficially owned 1,795,080 shares of our outstanding Class B common stock, with sole dispositive power over 1,795,080 shares of our Class B common stock. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(19)	Shares are owned directly through BHLP. Subsequent to Steven Berrard’s death on June 7, 2021, Thomas Hawkins serves as trustee of Mr. Berrard’s estate, and in such capacity has the sole power to vote and the sole power to dispose of the shares of Class A and Class B common stock which may be deemed to beneficially owned by BHLP. As of May 19, 2023, BHLP has voting power representing less than 1% of our outstanding Class A and Class B common stock.

AUDIT FEES

On May 22, 2023, following discussions with the Chairman of the Audit Committee, Grant Thornton LLP (“Grant Thornton”), the Company's independent registered public accounting firm (“Independent Accountant”), advised the Company that it would not stand for re-appointment as the Company's Independent Accountant for the year ending December 31, 2023. Grant Thornton will continue its engagement in connection with the quarterly periods ending June 30, 2023 and September 30, 2023, if requested. The Company has begun the process of evaluating other independent registered public accounting firms to replace Grant Thornton.

Grant Thornton has served as the Company's Independent Accountant since May 26, 2022 and previously served as the Company’s Independent Accountant from November 19, 2019 to June 29, 2021, when the Audit Committee approved the dismissal of Grant Thornton as the Company's Independent Accountant. Grant Thornton audited the Company’s financial statements as of and for the year ended December 31, 2022 and previously as of and for the years ended December 31, 2020 and December 31, 2019. Grant Thornton's reports on the Company’s financial statements as of and for the years ended December 31, 2022 and December 31, 2020 did not contain any adverse opinion or disclaimer of opinion, nor was either report qualified or modified as to uncertainty, audit scope, or accounting principles. Grant Thornton’s report on the Company’s financial statements as of and for the year ended December 31, 2019 included an explanatory paragraph regarding the Company’s ability to continue as a going concern, but otherwise did not contain any adverse opinion or disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2022 and 2021 and the subsequent interim period through May 22, 2023, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make a reference to the subject matter thereof in connection with its report on the Company’s financial statements for the year ended December 31, 2022 and (ii) no “reportable events” (as that term is defined in item 304(a)(1)(v) of Regulation S-K and the related instructions), except that Grant Thornton issued an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022 as a result of a material weakness in the Company's internal control over financial reporting as disclosed in its Annual Report on Form 10-K for the year ended December 31, 2022.

Previously, on May 24, 2022, following discussions with the Audit Committee, the Company and Forvis LLP (formally Dixon Hughes Goodman LLP (“Forvis”)) agreed that Forvis would not stand for re-appointment as the Company’s Independent Accountant. Forvis was engaged as the Company’s Independent Accountant from June 29, 2021 to May 24, 2022 and audited the Company’s financial statements as of and for the year ended December 31, 2021. Forvis’ report on the Company’s financial statements as of and for the year ended December 31, 2021 did not contain any adverse opinion or disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2021 and 2020 and the subsequent interim period through May 24, 2022, there were (i) no “disagreements” between the Company and Forvis on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Forvis, would have caused Forvis to make a reference to the subject matter thereof in connection with its report on the Company’s financial statements for the year ended December 31, 2021 and (ii) no “reportable events,” except that Forvis issued an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021 as a result of a material weakness in the Company's internal control over financial reporting as disclosed in its Annual Report on Form 10-K for the year ended December 31, 2021.

Representatives of Grant Thornton are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

The following table sets forth Grant Thornton’s and Forvis’ fees for the years ended December 31, 2022 and December 31, 2021, respectively.

	2022	2021
Audit Fees(1)	$2,115,886	$2,688,420
Audit Related Fees(2)	$—	$37,000
Tax Fees	$—	$—
All Other Fees	$—	$—
Total	$2,115,886	$2,725,420

(1)	Includes fees of audits for our annual financial statements, reviews of the related quarterly financial statements, and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC.

(2)	Includes the review of Current Reports on Form 8-K and comfort letters in connection with public offerings.

POLICY FOR APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

The Audit Committee has adopted a policy and related procedures requiring its pre-approval of all audit and non-audit services to be rendered by its independent registered public accounting firm. These policies and procedures are intended to ensure that the provision of such services do not impair the independent registered public accounting firm’s independence. These services may include audit services, audit related services, tax services and other services. The policy provides for the annual establishment of fee limits for various types of audit services, audit related services, tax services and other services, within which the services are deemed to be pre-approved by the Audit Committee. The independent registered public accounting firm is required to provide to the Audit Committee back up information with respect to the performance of such services.

All services provided by Grant Thornton during the year ended December 31, 2022 and Forvis during the year ended December 31, 2021 were approved by the Audit Committee. The Audit Committee has delegated to its Chair the authority to pre-approve services, up to a specified fee limit, to be rendered by the independent registered public accounting firm and requires that the Chair report to the Audit Committee any pre-approved decisions made by the Chair at the next scheduled meeting of the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting for preparing the financial statements and for the report process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent public accounting firm. The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2022 with management.

2.	The Audit Committee has discussed with Grant Thornton LLP (“Grant Thornton”) the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the U.S. Securities and Exchange Commission (the “SEC”).

3.	The Audit Committee has received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence and has discussed Grant Thornton’s independence with representatives of Grant Thornton.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2022 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended, filed with the SEC.

The foregoing has been furnished by the Audit Committee:

Michael Marchlik, Chairman

Shin Lee

Kevin Westfall

Steven Pully was appointed to the Audit Committee on May 11, 2023 and did not participate in the matters referred to above in the report of the Audit Committee.

This “Audit Committee Report” is not “Soliciting Material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2: SAY ON PAY PROPOSAL

Background of the Proposal

The Dodd-Frank Act requires all public companies to hold a separate non-binding advisory stockholder vote to approve the compensation of executive officers as described in the executive compensation tables and any related information in each such company’s proxy statement (commonly known as a “Say on Pay” proposal). Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are holding a separate non-binding advisory vote on Say on Pay at the Annual Meeting.

Say on Pay Resolution

This Say on Pay proposal is set forth in the following resolution:

RESOLVED, that the stockholders of RumbleOn, Inc. approve, on an advisory basis, the compensation of its named executive officers, as disclosed in the RumbleOn, Inc.’s Proxy Statement for the 2023 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables, and any related information found in the proxy statement of RumbleOn, Inc.

Because your vote on this proposal is advisory, it will not be binding on the Board, the Compensation Committee or the Company. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required and Board Recommendation

The vote required for the Say on Pay Proposal is a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as a vote against the Say on Pay Proposal. Broker non-votes will have no effect on the outcome of the Say on Pay Proposal. The Board recommends a vote “FOR” the Say on Pay Proposal.

PROPOSAL 3: FREQUENCY OF SAY ON PAY PROPOSAL

Background of the Proposal

The Dodd−Frank Act also requires all public companies to hold a separate non−binding advisory stockholder vote with respect to the frequency of the vote on the Say on Pay proposal thereafter. Companies must give stockholders the choice of whether to cast an advisory vote on the Say on Pay proposal every year, every two years, or every three years (commonly known as the “Frequency Vote of Say on Pay”). Stockholder may also abstain from making a choice. After such initial votes are held, the Dodd−Frank Act requires all public companies to submit to their stockholder no less often than every six years thereafter the Frequency Vote of Say on Pay. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are holding a separate non-binding advisory vote on the frequency of Say on Pay in future years at the Annual Meeting. At our 2017 Annual Meeting, 99% of the votes cast indicated their preference for an annual holding of the advisory vote on executive compensation. The Board accepted our stockholders’ recommendation and currently, stockholders are provided with the opportunity to cast an advisory vote to approve the compensation of our named executive officers every year.

Frequency Vote of Say on Pay

The Board believes that giving our stockholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our named executive officers provides the Board sufficient time to thoughtfully evaluate and respond to stockholder input and effectively implement changes, as needed, to our executive compensation program.

Although the Board recommends that the Say on Pay proposal be voted on every year, our stockholders will be able to specify one of four choices for the Frequency Vote of Say on Pay proposal as follows: (i) one year, (ii) two years, (iii) three years, or (iv) abstain. This is an advisory vote and will not be binding on the Board or the Company, the Board may determine that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than may be indicated by this advisory vote of our stockholders. Nevertheless, the Compensation Committee will take into account the outcome of this advisory vote when considering how frequently to seek an advisory vote on Say on Pay in future years.

Vote Required and Board Recommendation

The option receiving the highest number of votes will be considered to be the preferred frequency. Abstentions and broker non-votes will have no effect on the outcome of the Frequency of Say on Pay Proposal. The Board recommends the selection of “ONE YEAR” for the frequency to provide an advisory vote on Say on Pay.

PROPOSAL 4: INCENTIVE PLAN PROPOSAL

Overview

Upon the recommendation of the Compensation Committee, the Board has approved, subject to stockholder approval, an amendment to the Plan to increase the number of shares of Class B common stock authorized for issuance under the Plan from 2,700,000 shares of Class B common stock to 3,291,461 shares of Class B common stock (the “Plan Increase”). Currently, 1,226,134 shares of Class B common stock are available for issuance under the Plan, of which 1,031,480 shares are subject to outstanding awards under the Plan and 194,654 shares remain available for future issuance under the Plan. Approval of this proposal will result in an additional 591,461 shares of Class B common stock available for issuance under the Plan. The Board recommends that the stockholders approve the Incentive Plan Proposal. The primary purpose of the Plan is to attract, retain, reward and motivate certain individuals by providing them with an opportunity to acquire or increase a proprietary interest in the Company and to incentivize them to expend maximum effort for the growth and success of the Company, so as to strengthen the mutuality of the interests between such individuals and the stockholders of the Company.

The following discussion summarizes the material terms of the Plan. This discussion is not intended to be complete and is qualified in its entirety by (i) reference to the full text of the Plan, which is available as Annex A to the Company’s 2017 Proxy Statement for the 2017 Annual Meeting of Stockholders, (ii) reference to the full text of the first amendment to the Plan, previously approved by the stockholders at the Company’s 2018 Annual Meeting of Stockholders, which is available as Annex A to the Company’s 2018 Proxy Statement for the 2018 Annual Meeting of Stockholders, (iii) reference to the full text of the second amendment to the Plan, previously approved by the Stockholders at the Company’s 2019 Annual Meeting of Stockholders, which is available as Annex A to the Company’s 2019 Proxy Statement for the 2019 Annual Meeting of Stockholders, (iv) reference to the full text of the third amendment to the Plan, previously approved by the Stockholders at the Company’s 2020 Annual Meeting of Stockholders, which is available as Annex A to the Company’s 2020 Proxy Statement for the 2020 Annual Meeting of Stockholders; (v) reference to the full text of the fourth amendment to the Plan, previously approved by the Stockholders at the Company’s 2021 Special Meeting of Stockholders, which is available as Annex F to the Company’s 2021 Proxy Statement for the 2021 Special Meeting of Stockholders; and (vi) the amendment to the Plan to effect the Plan Increase included as Annex A to this proxy statement, each of which is incorporated herein by reference.

Administration

The Plan is administered by the Compensation Committee of the Board (for purpose of this description of the Plan, the “Committee”). If no Committee exists, the independent Board members will exercise the functions of the Committee.

All grants under the Plan will be evidenced by a grant agreement (an “Award Agreement”) that will incorporate the terms and conditions as the Committee deems necessary or appropriate.

Coverage Eligibility and Grant Limits

The Plan provides for the issuance of awards (each, an “Award”) consisting of stock options (“Options”), stock appreciation rights (“SARs”), restricted stock (“Restricted Stock”), restricted stock units (“RSUs”), performance shares (“Performance Shares”) and performance units (“Performance Units”). Incentive stock options (“ISOs”) may be granted under the Plan only to our employees. Our employees, consultants, directors, independent contractors and certain prospective employees who have committed to become an employee are eligible to receive all other types of awards under the Plan (each an “Eligible Individual”).

The granting of Awards under the Plan shall be subject to the following limitation, after giving effect to the Incentive Plan Increase: a maximum of 3,291,461 shares of Class B common stock may be subject to grants of ISOs.

Shares Reserved for Issuance Under the Plan

Subject to adjustment as described below and under the section titled “Change in Control” and after giving effect to the Plan Increase, a total of 3,291,461 shares of Class B common stock may be issued pursuant to Awards granted under the Plan. Notwithstanding the foregoing, if any Award is cancelled, forfeited or terminated for any reason prior to exercise, delivery or becoming vested in full, the shares of Class B common stock that were subject to such Award shall, to the extent cancelled, forfeited or terminated, immediately become available for future Awards granted under this Plan; provided, however, that any shares of Class B common stock subject to an Award which is cancelled, forfeited or terminated in order to pay the exercise price of a stock option, purchase price or any taxes or tax withholdings on an award shall not be available for future Awards granted under this Plan.

If the outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of the Company or other increase or decrease in such shares effected without receipt of consideration by the Company, an appropriate and proportionate adjustment shall be made by the Committee to: (i) the aggregate number and kind of shares of common stock available under the Plan, (ii) the calculation of the reduction of shares of common stock available under the Plan, (iii) the number and kind of shares of common stock issuable pursuant to outstanding Awards granted under the Plan and/or (iv) the exercise price of outstanding Options or SARs granted under the Plan. No fractional shares of common stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit. Any adjustments made to any ISO shall be made in accordance with Section 424 of the Internal Revenue Code of 1986, as amended (the “Code”).

Stock Options

The Committee acting in its absolute discretion has the right to grant Options to Eligible Individuals to purchase shares of common stock. Each grant shall be evidenced by an option certificate setting forth whether the Option is an ISO, which is intended to qualify for special tax treatment under Section 422 of the Code, or a non-qualified incentive stock option (“Non-ISO”). Each Option granted under the Plan entitles the holder thereof to purchase the number of shares of common stock specified in the grant at the exercise price specified in the related option certificate. At the discretion of the Committee, the option certificate can provide for payment of the exercise price either in cash, by check, bank draft, money order, in common stock and by any other method which the Committee, in its sole and absolute discretion and to the extent permitted by applicable law, may permit.

The terms and conditions of each Option granted under the Plan will be determined by the Committee, but no Option will be granted at an exercise price which is less than the fair market value of the common stock on the grant date (generally, the closing price for the common stock on the principal securities exchange on which the common stock is traded or listed on the date the Option is granted or, if there was no closing price on that date, on the last preceding date on which a closing price was reported). In addition, if the Option is an ISO that is granted to a 10% stockholder of the Company, the Option exercise price will be no less than 110% of the fair market value of the shares of common stock on the grant date. Except for adjustments as described under “Shares Reserved for Issuance Under the Plan” above and “Change in Control” below, without the approval of the Company’s stockholders, the option price shall not be reduced after the Option is granted, an Option may not be cancelled in exchange for cash or another Award, and no other action may be made with respect to an Option that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the common stock is traded.

No Options may be exercised prior to the satisfaction of the conditions and vesting schedule provided for in the Plan and in the Award Agreement relating thereto. No Option may be exercisable more than 10 years from the grant date, or, if the Option is an ISO granted to a 10% stockholder of the Company, it may not be exercisable more than 10 years from the grant date. Moreover, no Option will be treated as an ISO to the extent that the aggregate fair market value of the common stock subject to the Option (determined as of the date the ISO was granted) which would first become exercisable in any calendar year exceeds $100,000. The Committee may not, as part of an Option grant, provide for an Option reload feature whereby an additional Option is automatically granted to pay all or a part of the Option exercise price or a part of any related tax withholding requirement.

Restricted Stock and Restricted Stock Units

The Committee may grant to such Eligible Individuals as the Committee may determine, Restricted Stock and RSUs, in such amounts and on such terms and conditions as the Committee shall determine in its sole and absolute discretion. The Committee shall impose such restrictions on any Restricted Stock and RSUs granted pursuant to the Plan as it may deem advisable including, without limitation, time-based vesting restrictions or the attainment of performance goals (“Performance Goals”). With respect to a grant of Restricted Stock, the Company may issue a certificate evidencing such Restricted Stock to the Eligible Individual or issue and hold such shares of Restricted Stock for the benefit of the Eligible Individual until the applicable restrictions expire. The Company may legend the certificate representing Restricted Stock to give appropriate notice of such restrictions. Unless otherwise provided in an Award Agreement, until the expiration of all applicable restrictions, (i) the Restricted Stock shall be treated as outstanding, (ii) the Eligible Individual holding shares of Restricted Stock may exercise full voting rights with respect to such shares, and (iii) the Eligible Individual holding shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such shares while they are so held. If any such dividends or distributions are paid in shares of common stock, such shares shall be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary, at the discretion of the Committee, all such dividends and distributions may be held in escrow by the Company (subject to the same restrictions on forfeitability) until all restrictions on the respective Restricted Stock have lapsed. Holders of the RSUs shall not have any of the rights of a stockholder, including the right to vote or receive dividends and other distributions, until common stock shall have been issued in the Eligible Individual’s name pursuant to the RSUs; provided, however the Committee, in its sole and absolute discretion, may provide for dividend equivalents on vested RSUs.

Unless otherwise provided in the Plan or Award Agreement, common stock will be issued with respect to RSUs no later than March 15 of the year immediately following the year in which the RSUs are first no longer subject to a substantial risk of forfeiture as such term is defined in Section 409A of the Code and the regulations issued thereunder (“RSU Payment Date”). In the event that the Eligible Individual has elected to defer the receipt of common stock pursuant to an Award Agreement beyond the RSU Payment Date, then the common stock will be issued at the time specified in the Award Agreement or related deferral election form. In addition, unless otherwise provided in the Award Agreement, if the receipt of common stock is deferred past the RSU Payment Date, dividend equivalents on the common stock covered by the RSUs shall be deferred until the RSU Payment Date.

Stock Appreciation Rights

The Committee has the right to grant SARs to Eligible Individuals in such amounts and on such terms and conditions as the Committee shall determine in its sole and absolute discretion. Unless otherwise provided in an Award Agreement, the terms and conditions (including, without limitation, the limitations on the exercise price, exercise period, repricing and termination) of the SAR shall be substantially identical to the terms and conditions that would have been applicable were the grant of the SAR a grant of an Option. Unless otherwise provided in an Award Agreement, upon exercise of a SAR the Eligible Individual shall be entitled to receive payment, in cash, in shares of common stock, or in a combination thereof, as determined by the Committee in its sole and absolute discretion. The amount of such payment shall be determined by multiplying the excess, if any, of the fair market value of a share of common stock on the date of exercise over the fair market value of a share of common stock on the grant date, by the number of shares of common stock with respect to which the SAR are then being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to a SAR by including such limitation in the Award Agreement.

Performance Shares and Performance Units

Performance Shares and Performance Units may be granted to Eligible Individuals under the Plan. The applicable Award Agreement shall set forth (i) the number of Performance Shares or the dollar value of Performance Units granted to the participant; (ii) the performance period and Performance Goals with respect to each such Award; (iii) the threshold, target and maximum shares of common stock or dollar values of each Performance Share or Performance Unit and corresponding Performance Goals; and (iv) any other terms and conditions as the Committee determines in its sole and absolute discretion. Unless otherwise provided in an Award Agreement, the Committee shall determine in its sole and absolute discretion whether payment with respect to the Performance Share or Performance Unit shall be made in cash, in shares of common stock, or in a combination thereof.

Performance Goals

Performance Goals will be based on one or more of the following criteria: (i) the Company’s enterprise value or value creation targets; (ii) the Company’s after-tax or pre-tax profits including, without limitation, that attributable to the Company’s continuing and/or other operations; (iii) the Company’s operational cash flow or working capital, or a component thereof; (iv) the Company’s operational costs, or a component thereof; (v) limiting the level of increase in all or a portion of bank debt or other of the Company’s long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; (vi) earnings per share or earnings per share from the Company’s continuing operations; (vii) the Company’s net sales, revenues, net income or earnings before income tax or other exclusions; (viii) the Company’s return on capital employed or return on invested capital; (ix) the Company’s after-tax or pre-tax return on stockholder equity; (x) the attainment of certain target levels in the fair market value of the Company’s common stock; (xi) the growth in the value of an investment in the common stock assuming the reinvestment of dividends; and/or (xii) EBITDA (earnings before income tax, depreciation and amortization). In addition, Performance Goals may be based upon the attainment by a subsidiary, division or other operational unit of the Company of specified levels of performance under one or more of the measures described above. Further, the Performance Goals may be based upon the attainment by the Company (or a subsidiary, division, facility or other operational unit) of specified levels of performance under one or more of the foregoing measures relative to the performance of other corporations. The Committee may, in its sole and absolute discretion: (i) designate additional business criteria upon which the Performance Goals may be based; (ii) modify, amend or adjust the business criteria described herein; or (iii) incorporate in the Performance Goals provisions regarding changes in accounting methods, corporate transactions (including, without limitation, dispositions or acquisitions) and similar events or circumstances. Performance Goals may include a threshold level of performance below which no Award will be earned, levels of performance at which an Award will become partially earned and a level at which an Award will be fully earned.

Other Awards

Awards of shares of Class B common stock, phantom stock and other Awards that are valued in whole or in part by reference to, or otherwise based on, Class B common stock, may also be made, from time to time, to Eligible Individuals as may be selected by the Committee. Each such Award shall be evidenced by an Award Agreement between the Eligible Individual and the Company which shall specify the number of shares of Class B common stock subject to the Award, any consideration therefore, any vesting or performance requirements, and such other terms and conditions as the Committee shall determine in its sole and absolute discretion.

Non-Transferability

No Award will be transferable by an Eligible Individual other than by will or the laws of descent and distribution, and any Option or SAR will (absent the Committee’s consent) be exercisable during an Eligible Individual’s lifetime only by the Eligible Individual, except that the Committee may provide in an Award Agreement that an Eligible Individual may transfer an award to a “family member”, as such term is defined in the Form S-8 Registration Statement under the Securities Act of 1933, as amended, under such terms and conditions as specified by the Committee.

Amendments to the Plan

The Plan may be amended by the Board to the extent that it deems necessary or appropriate provided, however, that the approval of the stockholders shall be required for any amendment: (i) that changes the class of individuals eligible to receive Awards under the Plan; (ii) that increases the maximum number of shares of common stock in the aggregate that may be subject to Awards that are granted under the Plan (except as otherwise permitted under the Plan); (iii) the approval of which is necessary to comply with federal or state law or with the rules of any stock exchange or automated quotation system on which the common stock may be listed or traded; or (iv) that proposed to eliminate a requirement provided herein that the stockholders of the Company must approve an action to be undertaken under the Plan. Except as expressly provided in the Plan, no amendment, suspension or termination of the Plan shall, without the consent of the holder of an Award, alter or impair rights or obligations under any Award theretofore granted under the Plan. Awards granted prior to the termination of the Plan may extend beyond the date the Plan is terminated and shall continue subject to the terms of the Plan as in effect on the date the Plan is terminated.

Change in Control

Upon the occurrence of a Change in Control (as defined in the Plan), the Committee may, in its sole and absolute discretion, provide on a case by case basis that (i) all Awards shall terminate, provided that participants shall have the right, immediately prior to the occurrence of such Change in Control and during such reasonable period as the Committee in its sole discretion shall determine and designate, to exercise any Award, (ii) all Awards shall terminate, provided that participants shall be entitled to a cash payment equal to the price per share of common stock paid in the Change in Control transaction, with respect to shares subject to the vested portion of the Award, net of the exercise price thereof, if applicable, (iii) in connection with a liquidation or dissolution of the Company, the Awards, to the extent vested, shall convert into the right to receive liquidation proceeds net of the exercise price (if applicable), (iv) accelerate the vesting of Awards and (v) any combination of the foregoing. In the event that the Committee does not terminate or convert an Award upon a Change in Control of the Company, then the Award shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring, or succeeding corporation (or an affiliate thereof).

Federal Income Tax Consequences

The rules concerning the federal income tax consequences of Awards under the Plan are technical, and reasonable persons may differ on their proper interpretation. Moreover, the applicable statutory and regulatory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following discussion is designed to provide only a brief, general summary description of the federal income tax consequences associated with such grants, based on a good faith interpretation of the current federal income tax laws, regulations (including certain proposed regulations) and judicial and administrative interpretations. The following discussion does not set forth (1) any federal tax consequences other than income tax consequences or (2) any state, local or foreign tax consequences that may apply.

ISOs. In general, an employee will not recognize taxable income upon the grant or the exercise of an ISO. For purposes of the alternative minimum tax, however, the employee will be required to treat an amount equal to the difference between the fair market value of the common stock on the date of exercise over the option exercise price as an item of adjustment in computing the employee’s alternative minimum taxable income. If the employee does not dispose of the common stock received pursuant to the exercise of the ISO within either (1) two years after the date of the grant of the ISO or (2) one year after the date of the exercise of the ISO, a subsequent disposition of the common stock generally will result in long-term capital gain or loss to such individual with respect to the difference between the amount realized on the disposition and exercise price. The Company will not be entitled to any federal income tax deduction as a result of such disposition. In addition, the Company normally will not be entitled to take a federal income tax deduction on either the grant date or upon the exercise of an ISO.

If the employee disposes of the common stock acquired upon exercise of the ISO within either of the above-mentioned time periods, then in the year of such disposition, the employee generally will recognize ordinary income, and the Company will be entitled to a federal income tax deduction (provided the Company satisfies applicable federal income tax reporting requirements), in an amount equal to the lesser of (1) the excess of the fair market value of the common stock on the date of exercise over the option exercise price or (2) the amount realized upon disposition of the common stock over the exercise price. Any gain in excess of such amount recognized by the employee as ordinary income would be taxed to such individual as short-term or long-term capital gain (depending on the applicable holding period).

Non-ISOs. An Eligible Individual will not recognize any taxable income upon the grant of a Non-ISO, and the Company will not be entitled to take an income tax deduction at the time of such grant. Upon the exercise of a Non-ISO, the Eligible Individual generally will recognize ordinary income and the Company will be entitled to a federal income tax deduction (provided the Company satisfies applicable federal income tax reporting requirements) in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the option exercise price. Upon a subsequent sale of the common stock by the Eligible Individual, such individual will recognize short-term or long-term capital gain or loss (depending on the applicable holding period).

SARs. An Eligible Individual will not recognize any taxable income upon the grant of a SAR, and the Company will not be entitled to take an income tax deduction at the time of such grant. An Eligible Individual will recognize ordinary income for federal income tax purposes upon the exercise of a SAR under the Plan for cash, common stock or a combination of cash and common stock, and the amount of income that the Eligible Individual will recognize will depend on the amount of cash, if any, and the fair market value of the common stock, if any, that the Eligible Individual receives as a result of such exercise. The Company generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the Eligible Individual in the same taxable year in which the Eligible Individual recognizes such income if the Company satisfies applicable federal income tax reporting requirements.

Restricted Stock. The Eligible Individual who receives Restricted Stock generally will not be subject to tax until the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (the “Restrictions”). At such time the Eligible Individual will be subject to tax at ordinary income rates on the fair market value of the Restricted Stock (reduced by any amount paid by the participant for such Restricted Stock). However, an Eligible Individual who makes an election under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. Any appreciation (or depreciation) realized upon a later disposition of such shares will be treated as long-term or short-term capital gain (or loss) depending upon how long the shares have been held. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant and not eligible for the reduced tax rate applicable to dividends. The Company generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the Eligible Individual in the same taxable year in which the Eligible Individual recognizes such income if the Company satisfies applicable federal income tax reporting requirements.

Restricted Stock Units. Generally, no income will be recognized upon the award of RSUs. An Eligible Individual who receives RSUs generally will be subject to tax at ordinary income rates on any cash received and the fair market value of any shares of common stock or other property on the date that such amounts are transferred to the Eligible Individual under the award (reduced by any amount paid by the Eligible Individual for such RSU). The Company generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the Eligible Individual in the same taxable year in which the Eligible Individual recognizes such income.

Performance Units and Performance Shares. No income generally will be recognized upon the grant of a Performance Unit or Performance Share. Upon payment in respect of a Performance Unit or Performance Share, the Eligible Individual generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of common stock or other property received. The Company generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the Eligible Individual in the same taxable year in which the Eligible Individual recognizes such income.

Code Section 162(m). In general, Section 162(m) of the Code currently provides that if, in any year, the compensation that is paid to any “covered employee” (as defined under Section 162(m)) exceeds $1,000,000 per person, any amounts that exceed the $1,000,000 threshold will not be deductible by us for federal income tax purposes.

New Stock Incentive Plan Benefits

No awards have been made with respect to the Plan Increase and as such, we have not included a New Plan Benefits table called for by Item 10 of Schedule 14A.

Vote Required and Board Recommendation

The vote required for the Incentive Plan Proposal is a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as a vote against the Incentive Plan Proposal. Broker non-votes will have no effect on the outcome of the Incentive Plan Proposal. The Board recommends a vote “FOR” the Incentive Plan Proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

In May 2017, our Board adopted a formal policy that our executive officers, directors, holders of more than 5.0% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of the Audit Committee, or other independent members of our Board if it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, the Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

We have been a party to the following transactions since January 1, 2021, in which the amount involved exceeds $120,000 and in which any director, executive officer, or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Promissory Notes

In connection with the acquisition of the RideNow Transaction, the Company assumed two promissory notes totaling principal and accrued interest of approximately $2,821,000 as of August 31, 2021 due to entities controlled by Messrs. Coulter and Tkach. Amounts due under these two promissory notes have been paid in full as of December 31, 2022.

August 2021 Offering

In connection with the RideNow Transaction, on March 12, 2021, the Company and its subsidiary, NextGen Pro, LLC (“NextGen Pro”), executed a secured promissory note with BRF Finance Co., LLC (“BRF Finance”), an affiliate of B. Riley Securities, Inc., one of the underwriters in this offering, pursuant to which BRF Finance loaned the Company $2,500,000 (the “Bridge Loan”). The Bridge Loan matured on the earlier of September 30, 2021 or, after May 1, 2021, upon the issuance of debt or equity above $2,650,000. The Bridge Loan was secured by certain intellectual property assets held by NextGen Pro and interest on the loan was at a rate of 12% annually. The Bridge Loan, and all accrued interest was paid upon the closing of the RideNow Transaction.

Denmar Dixon, a former director of the Company, purchased 13,636 shares of Class B common stock in the August 2021 Offering at the public price of $33.00 per share.

RideNow Leases

In connection with the RideNow Transaction, the Company entered into related party leases for 24 properties consisting of dealerships and offices. Each related party lease is with a wholly owned subsidiary of the Company as the tenant and an entity controlled by entities affiliated with the Coulter-Tkach Group, as the landlord. The initial aggregate base rent payment for all 24 leases is approximately $1,229,000 per month, and each lease commenced a new 20-year term on September 1, 2021, with each lease containing annual 2% increases on base rent. During the years ended December 31, 2022 and 2021, the Company paid approximately $4,953,000 and $14,830,000, respectively in rent in relation to these leases.

Berrard Death Benefit

On September 30, 2021, the Audit Committee approved the issuance of 154,731 shares of the Company’s Class B common stock as a gift of a death benefit to the widow and children of Mr. Berrard. Also, on September 30, 2021, the Audit Committee approved a gift of a death benefit to the widow and children of Mr. Berrard in an amount equal to (1) $1,338,400, which shall be paid in equal weekly installments beginning October 1, 2021 and ending June 30, 2024 and (2) the cash bonus paid to the Company’s Chief Executive Officer each quarter over the same period ending June 30, 2024, if and when paid to the Chief Executive Officer in accordance with the Company’s executive incentive program.

RideNow Reinsurance Products

The Company sells extended service contracts, prepaid maintenance, GAP insurance, theft protection and tire and wheel products on vehicles sold to customers. Affiliate reinsurance companies previously controlled by and owned primarily by Messrs. Coulter and Tkach participated in the profits of these products sold through the RideNow locations. The total amount paid by the Company to these affiliated companies totaled approximately $139,000 during the year ended December 31, 2021. The related party relationship ended February 1, 2022.

Payments to Coulter Management Group LLLP

The Company made payments totaling approximately $250,000 to Coulter Management Group LLLP, an entity owned by Messrs. Coulter and Tkach, during the year ended December 31, 2022.

Payments to RideNow Management, LLLP

The Company made payments totaling approximately $11,000 and $479,000 to RideNow Management, LLLP, an entity owned equally by Messrs. Coulter and Tkach, during the years ended December 31, 2022 and 2021, respectively. On June 27, 2022, the Company paid off a loan of approximately $673,000 to RideNow Management LLLP.

Beach Agreement

On December 31, 2021, the Company acquired all the business assets of RNBeach, LLC (“Beach”) from Messrs. Coulter and Tkach. The total purchase price to acquire all the business assets of Beach was approximately $5,528,000, and cash paid was approximately $5,368,000.

Settlement Agreement and Related Transactions

On November 8, 2022, the Company reached a global and binding settlement with Messrs. Coulter and Tkach. The settlement agreement resolved all then pending claims before the Delaware Chancery Court, released certain potential and future claims between the parties, including matters relating to the purchase price adjustment in the RideNow Transaction, and resulted in no incremental consideration exchanging hands. Before the settlement, on October 12, 2022, Messrs. Coulter and Tkach entered into an agreement with the Company agreeing to jointly make elections under IRC Section 338(h)(10) with respect to the Company’s acquisition of the stock of C&W Motors, Inc. with the RideNow Transaction. In consideration of the tax election, the Company provided Messrs. Coulter and Tkach with $2,458,643 representing the excess tax incurred as a result of such election.

Bidpath Software License

On January 19, 2022, the Audit Committee approved, and the Company entered into two agreements with Bidpath Incorporated, a company owned by Adam Alexander, a director of the Company that provides the Company with (i) a perpetual, non-exclusive license to the then-current source code, as well as all future source code, of foundational technology for our inventory management platform, and (ii) support and maintenance services, all of which remain in development as of December 31, 2022.

The Company has made cash payments totaling approximately $3,600,000 for the license during the year ended December 31, 2022. The Company pays, on monthly basis since the agreement was signed, $30,000 for the support and maintenance services. The initial term is thirty-six (36) months but can be terminated by either party at any time by providing sixty (60) days’ notice to the other party.

Ready Team Grow, LLC

The Company paid approximately $199,000 to Ready Team Grow, LLC for employee recruiting services during the year ended December 31, 2022. Ready Team Grow, LLC is an entity owned by the domestic partner of the Company’s Chief Executive Officer.

Other

Mr. Coulter has one immediate family member who was employed by the Company during 2021 and until August 30, 2022. This family member received aggregate gross pay of approximately $279,000 and $400,000 during the years ended December 31, 2022 and 2021, respectively. Also, Mr. Tkach has two immediate family members that are, or have been, employed by the Company between January 1, 2021, and the date hereof. One of these family members was employed by the Company during 2021 and until February 21, 2022. This family member received aggregate gross pay of approximately $81,000 and $400,000 during the years ended December 31, 2022 and 2021, respectively. The other family member has received aggregate gross pay of approximately $436,000 and $400,000 during the years ended December 31, 2022 and 2021, respectively and grants of restricted stock units with respect to 15,000 shares of Class B common stock during 2021.

COULTER-TKACH GROUP PROPOSALS

The Coulter-Tkach Group has notified the Company that it intends to present the proposals set forth below for consideration at the Annual Meeting (collectively, the “Coulter-Tkach Group Proposals”). The Coulter-Tkach Group Proposals will be voted on at the Annual Meeting only if properly presented by or on behalf of the proponents.

Coulter-Tkach Group Proposal 1: Bylaw Restoration Proposal

The Coulter-Tkach Group has notified the Company that it intends to present the following proposal for consideration at the Annual Meeting (the “Bylaw Restoration Proposal”).

To adopt a resolution that each provision, change, amendment, modification or alteration of or to the Amended and Restated Bylaws of the Company, dated as of October 8, 2021, adopted by the Board of Directors of the Company (and not by the Company’s stockholders) subsequent to October 8, 2021, and before the completion of the 2023 Annual Meeting be repealed, effective as of the time this resolution is approved by the Company’s stockholders.

Resolved: that each provision, change, amendment, modification or alteration of or to the Amended and Restated Bylaws of the Company, dated as of October 8, 2021, adopted by the Board of Directors of the Company (the “Board”) (and not by the Company’s stockholders) subsequent to October 8, 2021, and before the completion of the 2023 Annual Meeting be, and hereby is, repealed, effective as of the time this resolution is approved by the Company’s stockholders.

Vote Required

The vote required to approve the Bylaw Restoration Proposal is a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as a vote against the Bylaw Restoration Proposal. Broker non-votes will have no effect on the outcome of the Bylaw Restoration Proposal.

Board Recommendation

The Board carefully considered the Bylaw Restoration Proposal and concluded, for the reasons noted below, that a blanket removal of all bylaw amendments before the Annual Meeting would not be in the best interests of the Company and our stockholders.

The Board has adopted one amendment to the Bylaws since October 8, 2021. That amendment occurred on May 9, 2023 and its effect was limited to ensuring that the Company’s Chairman of the Board could not be an executive officer of the Company or a former executive officer of the Company. The impact of this lone bylaw amendment is consistent with the Coulter-Tkach Group’s Proposal 6 (as described below). Accordingly, a revocation of this bylaw would have the effect of revoking one of the Coulter-Tkach Group’s stated goals.

Each of the members of the Board has fiduciary duties to the Company’s stockholders. Specifically, the Board is responsible for managing, or directing the management of, the business and affairs of the Company. In meeting this responsibility, the Board has a fiduciary duty to act in the best interests of the Company and all of its stockholders and on the single amendment adopted we are glad to see that the Board and our largest stockholder are in agreement. Going forward, it is important that the Board’s ability to act in the best interests of the Company and all stockholders not be limited.

While the Board has not adopted any amendments to the Bylaws other than the previously described May 9, 2023 amendment and does not expect to adopt any amendments to the Bylaws before the Annual Meeting, the Board may determine that an amendment is in the best interests of stockholders. The Board believes that the automatic repeal of any duly adopted bylaw amendment, irrespective of its content, could have the effect of repealing one or more properly adopted Bylaw amendments that the Board determined to be in the best interests of the Company and its stockholder and that was adopted in furtherance of the Board’s fiduciary duties, including in response to future events not yet known to the Company.

Accordingly, the Board recommends that you vote “AGAINST” this proposal, and if the proposal is presented, your proxy will be voted against this proposal unless you specify otherwise.

Coulter-Tkach Group Proposal 2: Peter Levy Removal Proposal

The Coulter-Tkach Group has notified the Company that it intends to present the following proposal for consideration at the Annual Meeting (the “Peter Levy Removal Proposal”).

To adopt a resolution for the removal without cause of Peter Levy from the Board:

Resolved: that Peter Levy be and hereby is removed, without cause, from the Board of Directors of RumbleOn, Inc.

Vote Required

In accordance with Section 78.33 of the NRS, the affirmative vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote is required to remove any directors and would thereby be required to approve the Peter Levy Removal Proposal if such proposal is properly presented. Abstentions and broker non-votes would have the same effect as a vote against the Peter Levy Removal Proposal if such proposal is properly presented.

Board Recommendation

The Peter Levy Removal Proposal is now moot, following Mr. Levy’s resignation from the Board on May 9, 2023. Accordingly, if the Peter Levy Removal Proposal is presented, the Board recommends that you vote “AGAINST” the Peter Levy Removal Proposal and your proxy will be voted against the Steven Pully Election Proposal unless you specify otherwise.

Coulter-Tkach Group Proposal 3: General Removal Proposal

The Coulter-Tkach Group has notified the Company that it intends to present the following proposal for consideration at the Annual Meeting (the “General Removal Proposal”).

To adopt a resolution for the removal without cause of any person nominated, appointed, designated or elected to the Board to fill any vacancy (including any vacancy created by the resignation of Denmar Dixon on January 18, 2023) or newly-created directorship after July 23, 2022:

RESOLVED: that any person nominated, appointed, designated or elected to the Board of Directors of the RumbleOn, Inc. (the “Company”) to fill any vacancy (including any vacancy created by the resignation of Denmar Dixon on January 18, 2023) or newly-created directorship after July 23, 2022, and prior to the effectiveness of this resolution, be and hereby is removed, without cause, from the Board of Directors of the Company.

Vote Required

In accordance with Section 78.33 of the NRS, the affirmative vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote is required to remove any directors and thereby approve the General Removal Proposal. Abstentions and broker non-votes will have the same effect as a vote against the General Removal Proposal.

Board Recommendation

On May 9, 2023, the Board of Directors unanimously approved the appointment of Rebecca C. Polak as a Class I director, to fill the vacant seat created by Denmar Dixon’s resignation from the Board. Ms. Polak was one of several highly qualified and independent candidates identified by an independent search firm hired by the Company’s Nominating and Corporate Governance Committee and was selected based on her extensive and highly relevant experience, as detailed below.

Ms. Polak has served on our Board since May 9, 2023. From October 2020 to June 2022, Ms. Polak served as the Chief Commercial Officer and General Counsel of CarLotz, Inc. (NASDAQ: LOTZ), now known as Shift Technologies, Inc. (NASDAQ: SFT). Prior to joining CarLotz, Ms. Polak was employed at KAR Auction Services, Inc. (NYSE: KAR), now known as OPENLANE, and served as its Chief Legal Officer and President of TradeRev from October 2017 to October 2019 and Secretary of KAR from April 2007 until October 2019. Ms. Polak previously served as Executive Vice President and General Counsel for KAR from April 2007 to October 2017, the Assistant General Counsel and Assistant Secretary of ADESA, Inc. from February 2005 to April 2007 and as Vice President of ADESA from December 2006 to April 2007. Prior to joining ADESA, Ms. Polak practiced corporate and securities law with Krieg DeVault from 2000 to 2005 and with Haynes and Boone from 1995 to 1999. Ms. Polak received her JD from the Southern Methodist University Dedman School of Law, cum laude, and her BA in English from Indiana University Bloomington.

We believe that the attributes possessed by Ms. Polak significantly expands the diverse perspectives of the Board and qualify her to serve as a member of our Board, including her executive experience in automotive wholesale and retail operations and her extensive legal experience, including within the automotive industry.

In addition, on May 11, 2023, the Board of Directors appointed Steven Pully to the Board, following the resignation of Peter Levy from the Board. Mr. Pully was one of several highly qualified candidates which the Board considered and was also a Coulter-Tkach Group nominee (see Coulter-Tkach Group Proposal 4), and was selected based on his extensive and highly relevant experience, as detailed below.

Mr. Pully has served on our Board since May 11, 2023. Mr. Pully is currently a partner of Speyside Partners, an investment banking firm that he co-founded in May 2017. He also serves on the boards or in executive positions for various private companies. In addition, Mr. Pully currently serves as the Chairman and Chief Executive Officer of Harvest Oil and Gas, positions he has held since March 2019 and April 2021, respectively. Previously, Mr. Pully served as General Counsel and as a Partner of the investment firm, Carlson Capital, L.P. from 2008 to 2014, as Managing Director in the investment banking division of Bank of America and as a Senior Managing Director in the investment banking department of Bear Stearns & Company. Mr. Pully’s board service has spanned a variety of industries, including retail, restaurants, manufacturing, energy and power, technology and amusement parks, and has included multiple positions as chairman or lead director of the board, and also multiple chairmanships of audit, compensation, nominating and governance, and special committees. Within the past five years, Mr. Pully has served on the boards of the following public companies: VAALCO Energy, Goodrich Petroleum, Bellatrix Exploration, Harvest Oil and Gas and Titan Energy. Mr. Pully was appointed to the following boards over the past five years as an independent director immediately prior to the company filing for bankruptcy under Chapter 11: Limetree Bay Refinery, Southland Royalty and GenCanna Global. Mr. Pully currently serves as an independent member of the board of Heritage Power at the appointment of the company’s lenders. Prior to the company’s bankruptcy filing, he was restricted from voting on any matter unless the matter involved a sale of the company, an affiliate transaction or a bankruptcy. Mr. Pully began his career as an attorney with Baker Botts L.L.P. and is a Chartered Financial Analyst, a Certified Public Accountant in the State of Texas and a member of the State Bar of Texas.

We believe that Mr. Pully possesses attributes that qualify him to serve as a member of our Board, including his experience as a public company director, his financial expertise, and experience serving in various executive leadership roles.

Accordingly, the Board recommends that you vote “AGAINST” this proposal, and if the proposal is presented, your proxy will be voted against this proposal unless you specify otherwise.

Coulter-Tkach Group Proposal 4: Election of Steven Pully

The Coulter-Tkach Group has notified the Company that it intends to present the following proposal for consideration at the Annual Meeting (the “Steven Pully Election Proposal”).

To adopt a resolution for the election of Steven Pully to fill any vacancy existing on the Board as a result of the proposal to remove without cause of Peter Levy from the Board:

Resolved: that Steven Pully be and hereby is elected to fill any vacancy existing on the Board of Directors of RumbleOn, Inc. (the “Company”) as a result of the proposal at the Company’s 2023 annual meeting of stockholders to remove Peter Levy from the Board of Directors.

Vote Required

In accordance with the Company’s Bylaws and Nevada law, the vote required to approve the Steven Pully Election Proposal, if such proposal is properly presented, would be a plurality of the stock having voting power present in person or represented by proxy at the Annual Meeting. Withheld votes and broker non-votes would have no effect on the outcome of the Steven Pully Election Proposal if such proposal is properly presented.

Board Recommendation

The Steven Pully Election Proposal is now moot, as following Mr. Levy’s resignation from the Board on May 9, 2023, on May 11, 2023, the Board appointed Steven Pully to the Board to fill the resulting vacancy on the Board. Accordingly, if the Steven Pully Election Proposal is presented, the Board recommends that you vote “AGAINST” the Steven Pully Election Proposal and your proxy will be voted against the Steven Pully Election Proposal unless you specify otherwise.

Coulter-Tkach Group Proposal 5: Election of Kyle Beaird

The Coulter-Tkach Group has notified the Company that it intends to present the following proposal for consideration at the Annual Meeting (the “Kyle Beaird Election Proposal”).

To adopt a resolution for the election of Kyle Beaird to fill any vacancy existing on the Board other than as a result of the proposal to remove without cause of Peter Levy from the Board:

Resolved: that Kyle Beaird be and hereby is elected to fill any vacancy existing on the Board of Directors of RumbleOn, Inc. (the “Company”) other than as a result of the proposal at the Company’s 2023 annual meeting of stockholders to remove Peter Levy from the Board of Directors.

Vote Required

In accordance with the Company’s Bylaws and Nevada law, the vote required to approve the Kyle Beaird Election Proposal is a plurality of the stock having voting power present in person or represented by proxy at the Annual Meeting. Withheld votes and broker non-votes will have no effect on the outcome of the Kyle Beaird Election Proposal.

Board Recommendation

If the General Removal Proposal is rejected, the Kyle Beaird Election Proposal will be moot. The Board unanimously approved the appointment of Rebecca C. Polak as a Class I director, to fill the vacant seat created by Denmar Dixon’s resignation from the Board. Ms. Polak was one of several highly qualified and independent candidates identified by an independent search firm hired by the Company’s Nominating and Corporate Governance Committee and was selected based on her extensive and highly relevant experience. In addition, on May 11, 2023, the Board appointed Mr. Pully to the Board, following the resignation of Mr. Levy from the Board. Mr. Pully was one of several highly qualified candidates which the Board considered and was also a Coulter-Tkach Group nominee (see Coulter-Tkach Group Proposal 4: the Steven Pully Election Proposal) and was selected based on his extensive and highly relevant experience. The Board believes that each of these candidates are qualified to represent stockholders on the Board and recommends that you vote “AGAINST” the General Removal Proposal which would remove both of these qualified directors, one of whom was nominated by the Coulter-Tkach Group. If the General Removal Proposal is approved and this proposal is presented, the Board recommends that you vote “AGAINST” the Kyle Beaird Election Proposal as, despite efforts to arrange an interview of Mr. Beaird, the Coulter-Tkach Group has not yet made Mr. Beaird available to the Board and the Board cannot opine as to his fitness to serve as a member of the Board and, accordingly, unlike Ms. Polak and Mr. Pully, the Board cannot recommend or approve the appointment of Mr. Beaird, or confirm that Mr. Beaird is highly qualified and independent, and he does not appear to meet the diversity requirements under the Nasdaq listing rules or possess the relevant experience, including as a public company director or within the industries in which the Company operates.

Coulter-Tkach Group Proposal 6: Independent Chairman Proposal

The Coulter-Tkach Group has notified the Company that it intends to present the following proposal for consideration at the Annual Meeting (the “Independent Chairman Proposal”).

To adopt a resolution that the Board adopt as policy, and amend the Bylaws as necessary, to require henceforth that the Chairman of the Board, whenever possible, be an independent member of the Board who has not previously served as an executive officer of the Company:

Resolved: That the Board of Directors of RumbleOn, Inc. (the “Company”) adopt as policy, and amend the Company’s Amended and Restated Bylaws, dated October 8, 2021, as necessary, to require henceforth that the Chairman of the Board of Directors, whenever possible, be an independent member of the Board of Directors of the Company who has not previously served as an executive officer of the Company. This independence policy shall apply and be implemented prospectively so as not to violate any contractual obligations of the Company. The policy should also specify, in the event that the Board of Directors of the Company determines that a Chairman who was independent when selected is no longer independent, the process by which the Board of Directors of the Company shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman.

Vote Required

In accordance with the Company’s Bylaws, the vote required to approve the Independent Chairman Proposal is a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as a vote against the Independent Chairman Proposal. Broker non-votes will have no effect on the outcome of the Independent Chairman Proposal.

Board Recommendation

Subject to the Coulter-Tkach Group seeking to repeal the only amendment to the Bylaws since October 8, 2021, the Independent Chairman Proposal has been substantially implemented following an amendment to the Bylaws on March 9, 2023, pursuant to which the Bylaws were amended to prohibit the office of Chairman of the Board (“Chairman”) from being filled by an executive officer or former executive officer of the Company, including the Chief Executive Officer. Accordingly, the Board recommends that you vote “AGAINST” the Independent Chairman Proposal, and if the Independent Chairman Proposal is presented, your proxy will be voted against the Independent Chairman Proposal unless you specify otherwise.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires that RumbleOn’s directors, executive officers and persons who beneficially own 10% or more of RumbleOn’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To RumbleOn’s knowledge, based solely on a review of the copies of such reports furnished to RumbleOn and written representations that no other reports were required, during the year ended December 31, 2022, all such filing requirements applicable to RumbleOn’s directors, executive officers and greater than 10% beneficial owners were complied with except for Messrs. Chesrown and Levy and Ms. Rath, who each filed one late report for one transaction each; Mr. Sahai, who filed two late reports for an aggregate of two transactions; Messrs. Alexander, Dixon, Marchlik, and Westfall, who each filed two late reports for an aggregate of two transactions each; Ms. Lee, who filed one late report for one transaction; and Mr. Sahai filed a late Form 3.

Copies of Form 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2022, as amended, without exhibits, is being mailed with this proxy statement. Stockholders are referred to the Form 10-K for financial and other information about the Company.

Additional copies of our Annual Report on Form 10-K for the year ended December 31, 2022, as amended, may be obtained without charge by writing to Investor Relations, RumbleOn, Inc., 901 W. Walnut Hill Lane, Irving, Texas 75038. Exhibits will be furnished upon request. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov.

Annex A

FIFTH AMENDMENT TO THE

RUMBLEON, INC.

2017 STOCK INCENTIVE PLAN

WHEREAS, RumbleOn, Inc., a Nevada corporation (the “Company”), currently maintains and sponsors the RumbleOn, Inc. 2017 Stock Incentive Plan (the “Plan”); and

WHEREAS, Section 14(k) of the Plan provides that the Board of the Directors of the Company (“Board”) may amend the Plan from time to time; and

WHEREAS, the Board has determined it to be in its best interests to amend the Plan as set forth herein; and

NOW, THEREFORE, effective upon the Company’s Stockholders’ approval as set forth in Section 14(k) of the Plan, the following amendment to the Plan is hereby adopted:

1.	The last sentence of Section 5(a) of the Plan shall be amended and restated to read as follows: “The maximum number of shares of Class B common stock that may be issued pursuant to Awards granted under the Plan shall be 3,291,461.”

2.	Section 5(b) of the Plan shall be amended and restated to read as follows:

“Limitations on Incentive Stock Options. With respect to the shares of Class B common stock issuable pursuant to this Section, a maximum of 3,291,461 of such shares may be subject to grants of Incentive Stock Options.”

3.	Except as modified by this Amendment, all of the terms and conditions of the Plan shall remain valid and in full force and effect.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has executed this instrument as of the ____ day of __________ 2023, on behalf of the Company.

RUMBLEON, INC.

By:
Name:
Title:

GREEN UNIVERSAL PROXY CARD

DATED MAY [●], 2023

RUMBLEON, INC.

2023 ANNUAL MEETING OF STOCKHOLDERS

THIS GREEN PROXY CARD IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Marshall Chesrown and Michael Francis and each of them as proxies, each with full power of substitution, and authorizes each of them to represent and to vote all of the shares of RumbleOn, Inc. (“RumbleOn”) Class A or Class B common stock that the undersigned is entitled to vote at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of RumbleOn in such manner as they, or either of them, may determine on any matters that may properly come before the Annual Meeting or any postponements or adjournments thereof and to vote on the matters set forth on the reverse side as directed by the undersigned. The Annual Meeting will be held at our Field Support Center in Texas at 901 W. Walnut Hill Lane, Irving, Texas 75038 on July 14, 2023, at 8:00 a.m. Central Time. The undersigned hereby revokes any proxies previously given.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

IF THIS GREEN PROXY CARD IS SIGNED AND RETURNED, IT WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS AND AS DETAILED BELOW AS APPLICABLE. IF YOU DO NOT MARK A VOTE ON ANY OF THE PROPOSALS ON THIS PROXY CARD OR IF YOU MARK A VOTE ON SOME OF THE PROPOSALS BUT NOT ALL OF THE PROPOSALS ON THIS GREEN PROXY CARD, THEN, TO THE EXTENT THE APPLICABLE PROPOSAL IS NOT MARKED FOR A VOTE, THE NAMED PROXIES (LISTED ABOVE) WILL EXERCISE THEIR DISCRETION TO CAUSE YOUR PROXY TO BE VOTED: (I) “FOR” THE RUMBLEON CLASS II NOMINEES; (II) “FOR” PROPOSAL 2; (III) FOR “ONE YEAR” ON PROPOSAL 3; (IV) “FOR” PROPOSAL 4; (V) “AGAINST” PROPOSAL 5; (VI) “AGAINST” PROPOSAL 6; (VII) “AGAINST” PROPOSAL 7; (VIII) “WITHHOLD” ON PROPOSAL 8; (IX) “WITHHOLD” ON PROPOSAL 9; AND (X) “AGAINST” ON PROPOSAL 10. IN ADDITION, THE NAMED PROXIES WILL VOTE ACCORDING TO THEIR DISCRETION TO THE EXTENT AUTHORIZED BY RULE 14a-4(c)(3) UNDER THE EXCHANGE ACTON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE 2023 ANNUAL MEETING.

FOR PROPOSAL 1, YOU MAY VOTE “FOR” UP TO TWO NOMINEES IN TOTAL. IF YOU VOTE ON AT LEAST ONE NOMINEE BUT FEWER THAN TWO NOMINEES FOR PROPOSAL 1, YOUR SHARES WILL ONLY BE VOTED “FOR” THE NOMINEE YOU HAVE SO MARKED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 14, 2023

The Proxy Statement and the 2022 Annual Report on Form 10-K, as amended, are available at

http://viewproxy.com/RumbleOn/2023

PRELIMINARY GREEN PROXY CARD, SUBJECT TO COMPLETION
DATED MAY [●], 2023

THIS IS THE GREEN PROXY CARD

YOUR VOTE IS IMPORTANT
Please take a moment now to vote your Shares of RumbleOn, Inc. for the upcoming 2023 Annual Meeting of Stockholders
YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS
INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/RMBL Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE
Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL Vote Your Share by Mail: Mark, sign and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned the
GREEN universal proxy card from RumbleOn.

☒ Please mark your vote with an X as shown in this sample

Proposal 1 – Election of TWO Class II directors, serving for a term until the 2026 Annual Meeting of Stockholders, or until their successors are duly elected and qualified

Vote “FOR” up to TWO (2) nominees in total. If you vote this GREEN universal proxy card for only one nominee, your shares will only be voted “FOR” the nominee you have marked.

The Board recommends voting “FOR” the following two nominees who are both RumbleOn's Class II Nominees and Coulter-Tkach Group's Class II Nominees

Class II Nominees	FOR	WITHHOLD
William Coulter	☐	☐
Melvin Flanigan	☐	☐

The Board recommends voting “FOR” Proposal 2
Proposal 2 – Advisory vote to approve the Company’s executive compensation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board recommends voting for “ONE YEAR” on Proposal 3
Proposal 3 – Advisory vote on the frequency of future advisory votes to approve the Company’s executive compensation.	ONE YEAR ☐	TWO YEARS ☐	THREE YEARS ☐	ABSTAIN ☐

The Board recommends voting “FOR” Proposal 4
Proposal 4 – To approve an amendment to the RumbleOn, Inc. 2017 Stock Incentive Plan (the “Plan”) to increase the number of shares of Class B common stock authorized for issuance under the Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Proposals Opposed by the Company
The Board recommends voting “AGAINST” Proposal 5, as the only amendment to the bylaws requires that the Chairman of the Board not be an executive officer of the Company, a change requested by the Coulter-Tkach Group.
Proposal 5 – Coulter-Tkach Group proposal, if properly presented at the meeting, to adopt a resolution that each provision, change, amendment, modification or alteration of or to the Bylaws of the Company approved by the Board (and not by the Company’s stockholders) subsequent to October 8, 2021, and prior to the completion of the 2023 Annual Meeting be, and hereby is, repealed, effective as of the time this resolution is approved by the Company’s stockholders.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board recommends voting “AGAINST” Proposal 6, as it is now moot, following Mr. Levy’s resignation from the Board on May 9, 2023

Proposal 6 – Coulter-Tkach Group proposal, if properly presented at the meeting, to adopt a resolution for the removal without cause of Peter Levy from the Board.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board recommends voting “AGAINST” Proposal 7
Proposal 7 – Coulter-Tkach Group proposal, if properly presented at the meeting, for the removal without cause of any person nominated, appointed, designated or elected to the Board to fill any vacancy (including any vacancy created by the resignation of Denmar Dixon on January 18, 2023) or newly-created directorship after July 23, 2022.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board recommends voting “WITHHOLD” on Proposal 8, as it is now moot, as following Mr. Levy’s resignation from the Board on May 9, 2023, on May 11, 2023, the Board appointed Mr. Pully to the Board to fill the resulting vacancy
Proposal 8 – Coulter-Tkach Group proposal, if properly presented at the meeting, for the election of Steven Pully to fill any vacancy existing on the Board as a result of Proposal 7.	FOR ☐	WITHHOLD ☐

The Board recommends voting “WITHHOLD” on Proposal 9
Proposal 9 – Coulter-Tkach Group proposal, if properly presented at the meeting, for the election of Kyle Beaird to fill any vacancy existing on the Board as a result of Proposal 8.	FOR ☐	WITHHOLD ☐

The Board recommends voting “AGAINST” Proposal 10, as the Board unilaterally adopted an amendment to its Bylaws on May 9, 2023 to substantially implement such change.
Proposal 10 – Coulter-Tkach Group proposal, if properly presented at the meeting, to adopt a resolution that the Board adopt as policy, and amend the Bylaws as necessary, to require henceforth that the Chairman of the Board, whenever possible, be an independent member of the Board who has not previously served as an executive officer of the Company.	FOR ☐	AGAINST ☐	ABSTAIN ☐

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